Execution Copy



                          CREDIT AGREEMENT




                 DEVON ENERGY CORPORATION (NEVADA),

                            as Borrower,


                    DEVON ENERGY CORPORATION and

                DEVON ENERGY OPERATING CORPORATION,

                           as Guarantors,


                     NATIONSBANK OF TEXAS, N.A.

                             as Agent,


                                and


         NATIONSBANK OF TEXAS, N.A., BANK ONE, TEXAS, N.A.,

                        BANK OF MONTREAL and

            FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                             as Lenders





                        $300,000,000 (U.S.)


                          August 30, 1996

                         CREDIT AGREEMENT

                         Table of Contents
                                                             Page

  ARTICLE I -- Definitions and References . . . . . . . . .     1
       Section 1.1.  Defined Terms  . . . . . . . . . . . .     1
       Section 1.2.  Exhibits and Schedules; Additional
            Definitions . . . . . . . . . . . . . . . . . .    12
       Section 1.3.  Amendment of Defined Instruments . . .    12
       Section 1.4.  References and Titles  . . . . . . . .    12
       Section 1.5.  Calculations and Determinations  . . .    12

  ARTICLE II -- The Loans . . . . . . . . . . . . . . . . .    12
       Section 2.1.  Loans  . . . . . . . . . . . . . . . .    12
       Section 2.2.  Requests for Advances  . . . . . . . .    13
       Section 2.3.  Proportionate and Disproportionate
            Loans . . . . . . . . . . . . . . . . . . . . .    14
       Section 2.4.  Cancellation of Old Agreement  . . . .    15
       Section 2.5.  Use of Proceeds  . . . . . . . . . . .    15
       Section 2.6.  Rate Elections . . . . . . . . . . . .    16
       Section 2.7.  Advances Constituting Offered Rate
            Portions  . . . . . . . . . . . . . . . . . . .    17
       Section 2.8.  Fees . . . . . . . . . . . . . . . . .    18
       Section 2.9.  Optional Prepayments . . . . . . . . .    18
       Section 2.10.  Mandatory Prepayments . . . . . . . .    18
       Section 2.11.  Payments to Lenders . . . . . . . . .    19
       Section 2.12.  Initial Borrowing Base  . . . . . . .    19
       Section 2.13.  Subsequent Determinations of
            Borrowing Base  . . . . . . . . . . . . . . . .    20
       Section 2.14.  Borrower's Designation of Borrowing
            Base Reduction  . . . . . . . . . . . . . . . .    20
       Section 2.15.  Increased Cost of Fixed Rate Portions    20
       Section 2.16.  Change of Law . . . . . . . . . . . .    21
       Section 2.17.  Funding Losses  . . . . . . . . . . .    21
       Section 2.18.  Reimbursable Taxes; Capital Adequacy     22

  ARTICLE II-A -- Letters of Credit . . . . . . . . . . . .    23
       Section 2A.1.  Letters of Credit . . . . . . . . . .    23
       Section 2A.2.  Requesting Letters of Credit  . . . .    24
       Section 2A.3.  Reimbursement and Participations  . .    24
       Section 2A.4.  Letter of Credit Fees . . . . . . . .    26
       Section 2A.5.  No Duty to Inquire  . . . . . . . . .    26
       Section 2A.6.  LC Collateral . . . . . . . . . . . .    27

  ARTICLE III -- Conditions Precedent to Lending  . . . . .    28
       Section 3.1.  Documents to be Delivered  . . . . . .    28
       Section 3.2.  Additional Conditions Precedent  . . .    29

  ARTICLE IV -- Representations and Warranties  . . . . . .    30
       Section 4.1.  Borrower's, Parent's and DEOC's
            Representations and Warranties  . . . . . . . .    30
       Section 4.2.  Representation by Lenders  . . . . . .    33

  ARTICLE V -- Covenants of Borrower, Parent  . . . . . . .    34
       Section 5.1.  Affirmative Covenants  . . . . . . . .    34
       Section 5.2.  Negative Covenants . . . . . . . . . .    39
       Section 5.3.  Investing Subsidiary . . . . . . . . .    49

  ARTICLE VI -- Guaranties and Offset . . . . . . . . . . .    50
       Section 6.1.  Bank Accounts; Offset  . . . . . . . .    50
       Section 6.2.  Guaranties of Subsidiaries . . . . . .    51
       Section 6.3.  Guarantors' Right of Setoff  . . . . .    51

  ARTICLE VII -- Events of Default and Remedies . . . . . .    51
       Section 7.1.  Events of Default  . . . . . . . . . .    51
       Section 7.2.  Remedies . . . . . . . . . . . . . . .    54

  ARTICLE VIII -- Agent . . . . . . . . . . . . . . . . . .    54
       Section 8.1.  Appointment and Authority  . . . . . .    54
       Section 8.2.  Agent's Reliance, Etc. . . . . . . . .    55
       Section 8.3.  Lenders' Credit Decisions  . . . . . .    55
       Section 8.4.  Indemnification  . . . . . . . . . . .    56
       Section 8.5.  Rights as Lender . . . . . . . . . . .    56
       Section 8.6.  Sharing of Set-Offs and Other Payments    56
       Section 8.7.  Investments  . . . . . . . . . . . . .    57
       Section 8.8.  Benefit of Article VIII  . . . . . . .    57
       Section 8.9.  Resignation  . . . . . . . . . . . . .    57

  ARTICLE IX -- Miscellaneous . . . . . . . . . . . . . . .    58
       Section 9.1.  Waivers and Amendments;
            Acknowledgements  . . . . . . . . . . . . . . .    58
       Section 9.2.  Survival of Agreements; Cumulative
            Nature  . . . . . . . . . . . . . . . . . . . .    59
       Section 9.3.  Notices  . . . . . . . . . . . . . . .    60
       Section 9.4.  Joint and Several Liability; Parties
            in Interest; Purchases of Notes . . . . . . . .    60
       SECTION 9.5.  GOVERNING LAW; WAIVER OF JURY TRIAL;
            ETC.  . . . . . . . . . . . . . . . . . . . . .    60
       Section 9.6.  Limitation on Interest . . . . . . . .    61
       Section 9.7.  Optional Termination . . . . . . . . .    62
       Section 9.8.  Severability . . . . . . . . . . . . .    63
       Section 9.9.  Counterparts . . . . . . . . . . . . .    63

                   LIST OF SCHEDULES AND EXHIBITS

  Schedule 1 - Disclosure Schedule

  Exhibit A   -- Promissory Note
  Exhibit B   -- Request for Advances
  Exhibit C   -- Rate Election
  Exhibit D   -- Officer's Certificate Accompanying Financial Statements
  Exhibit E   -- Opinion of McAfee & Taft, A Professional Corporation
                 Counsel for Borrower, Parent, DEOC and Avon
  Exhibit F-1 -- Guaranty of Parent
  Exhibit F-2 -- Guaranty of DEOC
  Exhibit G   -- Notice of Final Agreement
  Exhibit H   -- Letter of Credit Application and Agreement


                           CREDIT AGREEMENT

       THIS CREDIT AGREEMENT is made as of the 30th day of August, 1996, by and among Devon Energy Corporation (Nevada), a Nevada corporation, as Borrower ("Borrower"), Devon Energy Corporation, an Oklahoma corporation ("Parent"), and Devon Energy Operating Corporation, an Oklahoma corporation ("DEOC"), as Guarantors, NationsBank of Texas, N.A., a national banking association, as Agent ("Agent"), and the financial institutions named below, as Lenders ("Lenders"). In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

              ARTICLE I -- Definitions and References

       Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this
  Section 1.1 or in the sections and subsections referred to below:

       "Adjusted Eurodollar Rate" means, with respect to each particular Eurodollar Portion of a Loan and the associated Eurodollar Rate and Reserve Percentage, the rate per annum calculated by Agent (rounded upwards, if necessary, to the next higher 0.01%) determined on a daily basis pursuant to the following formula:

       Adjusted Eurodollar Rate =

  Eurodollar Rate             + Euro Margin
  100.0% - Reserve Percentage

  Such Adjusted Eurodollar Rate shall change as the Euro Margin and the associated Reserve Percentage change.

       "Advance" means an advance under Section 2.1 or 2.7(a).

       "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.

       "Agent" means NationsBank, as Agent hereunder and as issuer of Letters of Credit hereunder, and its successors in such capacity.

       "Agreement" means this Credit Agreement.

       "Approved Additional Debt" means unsecured Debt of
  Borrower or Parent for money borrowed from banks, provided that Majority Lenders have given prior approval at the time in question to the terms of each such borrowing. For the purposes of this paragraph, Lenders hereby consent to Borrower and Parent entering into the letter agreement dated August __, 1996 between Borrower or Parent and Bank of Oklahoma, N.A and to any replacement letter among the same parties on substantially the same terms, provided that no more than $10,000,000 of principalindebtedness may be outstanding at any time under such original letter agreement or any such replacement letter agreement.

       "Authorized Officer" means, with respect to any act to be performed or duty to be discharged by or on behalf of any Person who is not an individual, any officer, agent or representative thereof who is at the time in question authorized to perform such act or discharge such duty on behalf of such Person.

       "Available Borrowing Base" means, at the particular time in question, the remainder of (a) the Borrowing Base, minus
  (b) the Borrowing Base Reduction.

       "Avon" means Avon Energy Corporation, a Delaware corporation.

       "Base Rate" means the per annum rate of interest equal to Agent's Prime Rate. As used in this paragraph, Agent's "Prime Rate" means the rate of interest established by Agent from time to time as its "prime rate". Such rate is set by Agent as a general reference rate of interest, taking into account such factors as it may deem appropriate, it being understood that many of Agent's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or the best rate actually charged to any customer, that it may not correspond with further increases or decreases in interest rates charged by other lenders or market rates in general and that Agent may make various commercial or other loans at rates of interest having no relationship to such rate. If Agent's Prime Rate changes after the date hereof the Base Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective time of each change in Agent's Prime Rate.

       "Base Rate Portion" means that portion of the unpaid principal balance of any Loan which is not made up of Fixed
  Rate Portions.

       "Borrower" means Devon Energy Corporation (Nevada), a
  Nevada corporation.

       "Borrowing Base" means, at the particular time in question, either the amount provided for in Section 2.12 or the amount determined by Agent in accordance with the provisions of Section 2.13. At no time shall the Borrowing Base exceed the sum of the Maximum Loan Amounts.

       "Borrowing Base Deficiency" has the meaning given it in
  Section 2.10.

       "Borrowing Base Reduction" means, at the particular time in question, either the amount provided for in Section 2.12 or the amount designated by Borrower in accordance with the provisions of Section 2.14.

       "Business Day" means a day on which commercial banks are open for business with the public in Dallas, Texas. Any
  Business Day in any way relating to Eurodollar Portions (such as the day on which a Eurodollar Interest Period begins or ends) must also be a day on which, in the judgment of Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

       "Commitment Period" means the period from and including the date on which the Notes are delivered and accepted as contemplated in Section 2.4 until and including August 31, 2002 (or any date on which the Notes otherwise become due and payable in full as provided in the Loan Documents).

       "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

       "Debt" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

       "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

       "DEOC" means Devon Energy Operating Corporation, an
  Oklahoma corporation.

       "Determination Date" has the meaning given it in Section
  2.13.

       "Devon Trust" means Devon Financing Trust, a statutory business trust formed under the laws of the State of Delaware.

       "Devon Trust Securities" means those certain Trust
  Convertible Preferred Securities, issued by Devon Trust in an amount of 2,990,000.

       "Disclosure Schedule" means (a) Schedule 1 hereto and (b) any documents listed on such schedule and expressly incorporated therein by reference, so long as Borrower has heretofore delivered true and correct copies of such documents to Agent and each Lender. Insofar as any representations and warranties made herein are incorporated by reference or otherwise remade in Loan Documents delivered as of a date after the date hereof, the term "Disclosure Schedule" shall in such representations and warranties be deemed to refer as well to (i) all documents which Borrower has at the time in question delivered to Agent and each Lender under Sections 5.1(b), (c), or (d), and (ii) all other documents which Borrower has at the time in question delivered to Agent and each Lender and which expressly refer to the Disclosure Schedule and state that they are given to supplement or amend it.

       "Drawing Amount" means, with respect to each Letter of Credit at the time in question, the maximum amount which Agent would be called upon to advance under such Letter of Credit if such Letter of Credit were then drawn upon in full. If any Letter of Credit provides that the amount which may be drawn upon thereunder shall increase or decrease according to a schedule set forth therein, the Drawing Amount for such Letter of Credit shall increase or decrease in accordance with such schedule.

       "Engineering Report" means any of the Initial Engineering
  Report, the final engineering reports delivered under Section
  5.1(b)(iv), and the supplemental engineering reports delivered under Section 5.1(b)(v).

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated with respect thereto.

       "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA maintained by any Related Person or any Affiliate thereof to which any Related Person has a fixed or contingent liability.

       "Euro Margin"  means:

       (a)  one-half percent (0.5%) per annum whenever the Loan
            Balance is equal to or greater than 75% of the Borrowing Base in effect at the time in question; or

       (b) one-quarter percent (0.25%) per annum whenever the Loan Balance is less than 75% of the Borrowing Base in effect at the time in question.

       "Eurodollar Interest Period" means, with respect to each particular Eurodollar Portion of a Loan, a period of 1, 2, or 3 months, as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day), and ending on but not including the same day of the month as the day on which it began (e.g., a period beginning on the third day of one month shall end on but not include the third day of another month), provided that each Eurodollar Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Eurodollar Interest Period shall end on the immediately preceding Business Day). No Eurodollar Interest Period may be elected which would extend past the date on which the associated Note is due and payable in full.

       "Eurodollar Portion" means any portion of the unpaid principal balance of a Loan which Borrower designates as such in a Rate Election.

       "Eurodollar Rate" means, with respect to each particular
  Eurodollar Portion within a Tranche and with respect to the related Interest Period, the rate of interest per annum determined by Agent in accordance with its customary general practices to be representative of the rates at which deposits of dollars are offered to Agent at approximately 9:00 a.m.
  Dallas, Texas time two Business Days prior to the first day of such Interest Period (by prime banks in the interbank eurocurrency market which have been selected by Agent in accordance with its customary general practices) for delivery on the first day of such Interest Period in an amount equal or comparable to the amount of Agent's Eurodollar Portion within such Tranche and for a period of time equal or comparable to the length of such Interest Period. The Eurodollar Rate determined by Agent with respect to a particular Eurodollar Portion shall be fixed at such rate for the duration of the associated Interest Period.
  If Agent is unable so to determine the Eurodollar Rate for any Eurodollar Portion, Borrower shall be deemed not to have elected such Eurodollar Portion.

       "Evaluating Lenders" means Agent and Lenders whose aggregate Percentage Shares equal or exceed ninety percent
  (90%).

       "Event of Default" has the meaning given it in Section
  7.1.

       "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

       "Fiscal Year" means a twelve-month period ending on December 31 of any year.

       "Fixed Rate" means, with respect to any Fixed Rate
  Portion, the related Adjusted Eurodollar Rate or Offered Rate.

       "Fixed Rate Portion" means any Eurodollar Portion or
  Offered Rate Portion.

       "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Parent and its Consolidated subsidiaries, (i) are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the audited Initial Financial Statements of Parent, and (ii) are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and cash flows, of Parent and, on a Consolidated basis, of Parent and its Consolidated subsidiaries. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports, financial statements and calculations required hereunder may be prepared in accordance with such change only after notice of such change is given to Agent and after Borrower and Majority Lenders agree to such change and to any appropriate corresponding changes to the provisions hereof.

       "Grace Period" has the meaning given it in Section 7.1.

       "Guarantor" means any Person who has guaranteed some or all of the Obligations and who has been recognized in writing by Agent as a Guarantor. Parent, DEOC and Avon are each hereby recognized as a Guarantor.

       "Guaranties" means the Guaranties of even date herewith, given by each of Parent and DEOC to Agent, substantially in the forms of Exhibits F-1 and F-2 hereto, and the Guaranty of Avon of even date herewith.

       "Initial Engineering Report" means: the engineering report concerning the oil and gas properties of Borrower (including certain indirect interests) dated January 31, 1996, prepared by LaRoche & Associates as of December 31, 1995, a true and correct copy of which report has been furnished to Agent and each Lender.

       "Initial Financial Statements" means (a) the audited annual Consolidated financial statements of Parent dated as of December 31, 1995, and (b) the unaudited consolidating and Consolidated financial statements of Parent dated as of June 30, 1996, copies of all of which financial statements have heretofore been delivered to Agent and each Lender.

       "Interest Period" means, with respect to any Fixed Rate
  Portion, the related Eurodollar Interest Period or Offered
  Rate Interest Period.

       "Investing Subsidiary" means a single wholly owned
  Subsidiary of Borrower, organized under the laws of one of the United States, which did not conduct any business, or receive any assets from any Related Person (other than cash not exceeding $10,000) prior to December 10, 1990.

       "Late Payment Rate" means at the time in question four percent (4.0%) per annum plus the Base Rate then in effect; provided that, with respect to any Fixed Rate Portion of a Loan with an Interest Period extending beyond the date such Fixed Rate Portion becomes due and payable, "Late Payment Rate" shall mean four percent (4.0%) per annum plus the related Fixed Rate.

       "LC Application" means any application for a letter of credit hereafter made by Borrower to Agent.

       "LC Collateral" has the meaning given it in Section
  2A.6(a).

       "LC Obligations" means at the time in question, the sum of the Matured LC Obligations plus the Maximum Drawing Amount. A "Lender's LC Obligations" means at the time in question, the sum of (i) the portion of the Maximum Drawing Amount for which such Lender is liable to purchase participations under Section 2A.3(c), plus (ii) the Matured LC Obligations which have been funded by such Lender under such section.

       "Lenders" means NationsBank, Bank One, Texas, N.A., Bank of Montreal, First Union National Bank of North Carolina and their respective successors and assigns. "Lender" means any of the Lenders.

       "Letter of Credit Rate" means one-half percent (0.5%) per annum.

       "Letters of Credit" means any letter of credit issued hereunder by Agent at the application of Borrower.Section 1.1

       "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to such creditor or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises in the ordinary course of business.

       "Loan" has the meaning given it in Section 2.1.

       "Loan Balance" means, at the time in question, the sum of the outstanding principal balances of the Loans at such time plus the LC Obligations at such time.

       "Loan Documents" means this Agreement, the Notes, the LC Applications, the Letters of Credit, the Guaranties, and all other agreements, certificates, legal opinions and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith (exclusive of commitment letters, term sheets, and similar documents used in the negotiation hereof, except to the extent the same contain information about Borrower, Parent, DEOC, or their Affiliates, properties, businesses or prospects).

       "Majority Lenders" means Agent and Lenders whose aggregate Percentage Shares equal or exceed ninety percent (90%), provided that whenever the Loan Balance is less than seventy-five percent (75%) of the Borrowing Base in effect at the time in question and Lenders have been requested to give a waiver (as opposed to a permanent amendment) of one or more provisions of Sections 5.2(d), (f), or (g), such waiver shall be deemed to have been given by "Majority Lenders" when given by Agent and Lenders whose aggregate Percentage Shares equal or exceed sixty-six percent (66%).

       "Matured LC Obligations" means all amounts paid by Agent on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit (or under or in connection with any LC Application) which have not been repaid to Agent by or on behalf of Borrower (with the proceeds of an Advance or otherwise, but excluding payments made by Lenders on account of their participation interests hereunder).

       "Maximum Drawing Amount" means at the time in question the sum of all Drawing Amounts at such time for all Letters of Credit then outstanding.

       "Maximum Loan Amount" means, with respect to each Lender, the amount set forth opposite its name on the signature pages hereto, and "Maximum Loan Amounts" means the sum of all such amounts; provided,

            (a) on August 31, 1999, the Maximum Loan Amounts shall be automatically ratably reduced to the Available
       Borrowing Base which is in effect on such date; and

            (b) on the last day of each November, February, May and August, commencing November 30, 1999, the Maximum
       Loan Amounts shall be further automatically ratably reduced by the Quarterly Reduction Amount; and

            (c) on August 31, 2002, the Maximum Loan Amounts shall be automatically reduced to zero.

  As used herein, "Quarterly Reduction Amount" shall mean an amount equal to eight and one-third percent (8.33%) of the Available Borrowing Base as of August 31, 1999.

       "NationsBank" means NationsBank of Texas, N.A.

       "Note" has the meaning given it in Section 2.1.

       "Obligations" means all Debt from time to time owing by any of the Related Persons to Agent or any Lender under or pursuant to any of the Loan Documents, including all LC Obligations. "Obligation" means any part of the Obligations.

       "Offered Rate" has the meaning given it in Section 2.7.

       "Offered Rate Portion" has the meaning given it in
  Section 2.7.

       "Old Agreement" has the meaning given it in Section 2.4.

       "Parent" means Devon Energy Corporation, an Oklahoma corporation.

       "Parent's Cumulative Consolidated Net Income" means, on a cumulative basis, the Consolidated net income (or net loss) of Parent, determined on a cumulative basis for the period beginning May 1, 1996 and ending on the last day of the most recent Fiscal Quarter as of the time in question, calculated in accordance with GAAP.

       "Percentage Share" means, with respect to any Lender (a) when used in Sections 2.1, 2.3, 2.8, Article II-A, or in any Request for Advances (other than a Request for Advances constituting an Offered Rate Portion) or when no Default exists or when the Loan Balance equals zero, the percentage obtained by dividing (i) such Lender's Maximum Loan Amount, by
  (ii) $300,000,000, and (b) when used when a Default exists and the Loan Balance at such time is greater than zero, the percentage obtained by dividing (i) the sum of (A) the unpaid principal balance of such Lender's Loans at the time in question plus (B) such Lender's LC Obligations at such time, by (ii) the Loan Balance at such time.

       "Person" means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

       "Portfolio Company" means any corporation, limited partnership, or partnership (other than Parent or any of its present Affiliates) organized under the laws of one of the United States, which is engaged primarily in the oil and gas business.

       "Prohibited Lien" means any Lien not expressly allowed under Section 5.2(b).

       "Proved Properties" means oil and gas processing plants, oil and gas pipelines and gathering systems, and those portions of oil and gas properties to which are properly attributable proved developed producing reserves, proved developed non-producing reserves, or proved undeveloped reserves.

       "Rate Election" has the meaning given it in Section 2.6.

       "Regulation D" means Regulation D of the Board of
  Governors of the Federal Reserve System as from time to time in effect.

       "Related Person" means any of Borrower, Parent, DEOC,
  Guarantors, and the Subsidiaries of Borrower or of Parent, including Avon; provided, the following Subsidiaries of Parent shall not be deemed to be Related Persons:

       (a) BN Co. A Limited Partnership, a New Mexico limited partnership;
       (b) BN Coal, L.L.C., a New Mexico limited liability company;
       (c) BN Non-Coal, L.L.C., a New Mexico limited liability company; and
       (d) Devon-Blanco Company, an Oklahoma general partnership.

       "Request for Advances" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

       "Reserve Percentage" means, in relation to each particular Eurodollar Portion in a Tranche, the maximum reserve requirement, as determined by Agent (including without limitation any basic, supplemental, marginal, emergency or similar reserves), expressed as a percentage and rounded to the next higher 0.01%, which would apply to Agent under Regulation D on the first day of the associated Interest Period with respect to "Eurocurrency liabilities" (as such term is defined in Regulation D) equal in amount to Agent's Eurodollar Portion in such Tranche, were Agent to have any such "Eurocurrency liabilities".

       "Restricted Debt" means all Debt of any Person:

       (a) for borrowed money,

       (b) constituting an obligation to pay the deferred purchase price of property,

       (c) evidenced by bonds, debentures, notes or similar instruments,

       (d) upon which interest or finance charges are customarily paid,

       (e) arising under conditional sales or other title retention agreements or under leases of any kind (including operating leases and leases serving as a source of financing or otherwise capitalized in accordance with GAAP but excluding customary oil, gas or mineral leases),

       (f) under direct or indirect guaranties of Debt of any Person or constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Debt of any Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Debt, assets, goods, securities or services, but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection),

       (g) with respect to letters of credit or applications or reimbursement agreements therefor, or

       (h) with respect to payments received in consideration of oil, gas, or other minerals yet to be produced at the time of payment (including without limitation obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments therefor; provided, however, that the term "Restricted Debt" shall not include Debt which is thirty days or less past due that was incurred on ordinary trade terms and is owed by the Person incurring the same to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business. Any Restricted Debt owed by a partnership shall be deemed Restricted Debt of any partner in such partnership to the extent such partner has any liability of any kind therefor.

       "Restricted Person" means any Related Person which is not an Unrestricted Person.

       "SEC Case" has the meaning given it in Section
  5.1(b)(iv).

       "Subordinated Debt" has the meaning given it in Section
  5.2(a)(v).

       "Subordinated Parent Debentures" means those certain Convertible Junior Subordinated Debentures issued by Parent to Devon Trust pursuant to the Subordinated Parent Indenture and subordinated to the Obligations, in the aggregate principal amount of approximately $154,500,000.

       "Subordinated Parent Guarantee" means that certain
  Guarantee dated July 1, 1996, by Parent in favor of the holders of the Devon Trust Securities pursuant to the Subordinated Parent Indenture and subordinated to the Obligations, guaranteeing certain payments to be made by Devon
  Trust pursuant to the Devon Trust Securities.

       "Subordinated Parent Indenture" means that certain Trust
  Indenture dated July 1, 1996, between Parent and The Bank of
  New York, as indenture trustee.

       "Subordination Agreement" means that certain
  Subordination Agreement of even date herewith among Borrower, Parent, DEOC, Avon, other Guarantors from time to time a party thereto, Agent and Lenders.

       "Subsidiary" means, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be "Subsidiaries" of such Person.

       "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any Related Person or of any Affiliate of any Related Person from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under
  Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

       "Tranche" has the meaning given it in Section 2.6.

       "Unrestricted Person" means any corporation or limited partnership in which Parent does not presently own an interest (directly or indirectly) which hereafter becomes a Subsidiary of Parent and which, within 90 days thereafter, is designated as an Unrestricted Person by Parent to Agent, provided that Parent may not designate as an Unrestricted Person any Subsidiary in which it has invested more than $1,000,000 (directly or indirectly) by any means other than newly issued stock or treasury stock of Parent, which may be invested in Unrestricted Persons without limit.

       Section 1.2.  Exhibits and Schedules; Additional
  Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

       Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

       Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

       Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Fixed Rate Portions and of fees shall be on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by Agent or a Lender of amounts to be paid under Sections 2.15 through 2.18 or any other matters which are to be determined hereunder by Agent or any Lender (such as any Adjusted Eurodollar Rate, Eurodollar Rate, Business Day, Interest Period, or Reserve Percentage) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and financial reports furnished to Agent or any Lender hereunder shall be prepared and all financial computations and financial determinations pursuant hereto shall be made in accordance with GAAP.

                      ARTICLE II -- The Loans

       Section 2.1. Loans. Subject to the terms and conditions hereof, each Lender agrees to make Advances to Borrower from time to time during the Commitment Period so long as (i) the aggregate outstanding amount of such Lender's Advances under this Section 2.1, plus (ii) such Lender's LC Obligations, does not exceed such Lender's Percentage Share of the Available
  Borrowing Base in effect, all determined as of the date on which the requested Advances under this Section 2.1 are to be made.
  The aggregate amount of such Advances under this Section 2.1 requested of all Lenders in any Request for Advances under this Section 2.1 must be an integral multiple of $100,000 which equals or exceeds $200,000 or must equal the unadvanced portion of the Available Borrowing Base. The obligation of Borrower to repay to each Lender the aggregate amount of all Advances (whether under this Section 2.1 or Section 2.7(a)) made by such Lender
  (herein called such Lender's "Loan"), together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender's "Note") made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender's Note at any given time shall be the aggregate amount of all Advances (whether under this Section 2.1 or Section 2.7(a)) theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow under the Notes.

       Section 2.2. Requests for Advances. Prior to 11:00 a.m. Dallas time, on the date requested by Borrower for the making of any Advances, Borrower must give to Agent written notice, or telephonic notice promptly confirmed in writing, of such request, after which Agent shall give each Lender prompt notice thereof. Each such written request or confirmation must be made in the form and substance of the "Request for Advances" attached hereto as Exhibit B, duly completed and signed by an Authorized Officer of Borrower, Parent and DEOC. Each such telephonic request shall be deemed a representation, warranty, acknowledgement and agreement by Borrower, Parent and DEOC as to the matters which are required to be set out in such written confirmation. If all conditions precedent to such Advances have been met, each Lender will promptly remit to Agent in favor of Borrower the amount of such Lender's Advance in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Advances have neither been met nor waived by Lenders as provided herein, Agent shall promptly make the Advances available to Borrower in immediately available funds at Agent's office in Dallas, Texas. Each Request for Advances shall be irrevocable and binding on Borrower. Unless Agent shall have received prompt notice from a Lender that such Lender will not make available to Agent such Lender's Advance, Agent may in its discretion assume that such Lender has made such Advance available to Agent in accordance with this section and Agent may if it chooses, in reliance upon such assumption, make such Advance available to Borrower. If and to the extent such Lender shall not so make its Advance available to Agent, such Lender and Borrower severally agree to pay or repay to Agent within three days after demand the amount of such Advance together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at the interest rate applicable at the time to the other Advances made on such date. The failure of any Lender to make any Advance to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its Advance, but no Lender shall be responsible for the failure of any other Lender to make any Advance to be made by such other Lender.

       Section 2.3.  Proportionate and Disproportionate Loans.

       (a)  So long as no Offered Rate Portions or
  disproportionate Advances made pursuant to Section 2.3(b) below are outstanding, all Advances (other than Advances constituting Offered Rate Portions under Section 2.7(a)) requested by Borrower shall be made pro rata by each Lender in proportion to the Lenders' respective Percentage Shares.

       (b) If any Offered Rate Portions or disproportionate Advances previously made pursuant to this Section 2.3(b) are outstanding, all Advances (other than Advances constituting Offered Rate Portions under Section 2.7(a)) requested by Borrower shall be made disproportionately by each Lender according to such Lender's Adjusted Advance Amount. Furthermore, any such Advance consisting of Fixed Rate Portions shall be for an Interest Period ending on the latest termination date of all outstanding Offered Rate Portions at such time, such date to be designated a "Reconciliation Date", provided, however, that in the event a Reconciliation Date has been previously designated pursuant to this Section 2.3(b), such Interest Period shall end on such previously designated Reconciliation Date.

  For purposes of this Section 2.3(b), the following terms shall be defined as follows:

            "Advance Amount" means, with respect to each Lender at the time in question, the remainder (if positive or negative) of:

            (i)  such Lender's Percentage Share times the Loan
                 Balance (including requested Advances) minus

           (ii)  the aggregate amount of such Lender's
  outstanding Loan.

            "Advancing Lender" means, with respect to any requested Advance (other than an Advance constituting an Offered Rate Portion under Section 2.7(a)), any Lender whose Advance Amount is greater than zero.

            "Non-Advancing Lender" means, with respect to any requested Advance (other than an Advance constituting an Offered Rate Portion under Section 2.7(a)), any Lender whose Advance Amount is less than or equal to zero.

            "Adjusted Advance Amount" means, with respect to each Lender at the time in question:

            (i) if each Lender is an Advancing Lender, such Lender's Advance Amount; or

           (ii)  if any Lender is a Non-Advancing Lender:

                 (A) if such Lender is a Non-Advancing Lender, zero, andSection 2.3(b)

                 (B)  if such Lender is an Advancing Lender,

                      (I)  such Lender's Percentage Share
                           divided by the sum of all Advancing
                           Lenders' Percentage Shares times

                     (II)  the amount of the requested Advance.

       (c) At the termination of any Offered Rate Interest Period, the related Offered Rate Portion of such Lender's Loan shall automatically terminate and become part of the Base Rate Portion of such Lender's Loan, provided that Borrower may (i) request Advances under Section 2.1 and/or Section 2.7(a), if all conditions to Advances have been met, or (ii) prepay such Lender's Loan in an amount equal to the terminating Offered Rate Portion, or (iii) take such other action allowed hereunder as may be necessary to cause the Loans to be held pro rata by Lenders in accordance with their respective Percentage Shares, after giving effect to any outstanding Offered Rate Portions.

       (d) Notwithstanding anything in this section to the contrary, no Lender may make any Advance under any Note which would cause the aggregate outstanding principal balance of such Note to exceed the stated maximum principal balance of such Note, nor may any Lender make any Advance which would cause the sum of (A) the Loan Balance, plus (B) the aggregate outstanding principal balance of the Approved Additional Debt to exceed the sum of (C) the Available Borrowing Base then in effect, plus (D) $10,000,000.

       Section 2.4. Cancellation of Old Agreement. Borrower has heretofore been indebted to Lenders under a Credit Agreement dated as of October 7, 1994 (as heretofore amended, herein called the "Old Agreement") originally entered into by Borrower, Parent, DEOC, Agent and Lenders. As of the date hereof, no "Loans" (as such term is defined in the Old Agreement) are outstanding under the Old Agreement. Upon the execution and delivery of this Agreement by each of the parties hereto:

            (a) Any letters of credit issued under the Old Agreement and outstanding as of the date hereof shall be deemed Letters of Credit issued hereunder as of the date hereof and shall be subject to the terms and conditions hereof, including without limitation Borrower's reimbursement obligations under Section 2A.3(a) and Lenders' participation obligations under Section 2A.3(c); and

            (b) Borrower shall be deemed to have terminated the Old Agreement as provided in Section 9.7 thereof.

       Section 2.5. Use of Proceeds. Borrower shall use all funds from Advances (a) as provided in Sections 2.4, 5.2(f) and 5.3(b), (b) to refinance its Matured LC Obligations, (c) to finance the acquisition of oil and gas properties, (d) to finance working capital and capital expenditures that are standard in the oil and gas industry, and (e) for other general corporate purposes. Borrower shall use all Letters of Credit for its general corporate purposes. In no event, except as provided in Section 5.3 hereof, shall the funds from any Advance or any Letter of Credit be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower represents and warrants to Lenders that Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

       Section 2.6. Rate Elections. Borrower may from time to time designate all or any portions of the Loans (including any yet to be made Advances which are to be made prior to or at the beginning of the designated Interest Period but excluding any portions of the Loans which are required to be repaid prior to the end of the designated Interest Period) as a "Tranche", which term refers to a set of Eurodollar Portions of the same type with identical Interest Periods. The amounts of Lenders' Eurodollar Portions within a Tranche shall be in proportion to their respective Percentage Shares, subject to the provisions of Section 2.3. Borrower may make no such election during the continuance of a Default, and Borrower may make such an election with respect to already existing Fixed Rate Portions only if such election will take effect at or after the termination of the Interest Period applicable to such already existing Fixed Rate Portions. Each election by Borrower of a Tranche shall:

            (a) Be made by written notice to Agent or by telephonic notice to Agent promptly confirmed in writing, in the form and substance of the "Rate Election" attached hereto as Exhibit C, duly completed and signed by an Authorized Officer of Borrower.

            (b) Specify the aggregate amount of the Loans which Borrower desires to designate as such Tranche, the first day of the Interest Period which is to apply thereto, and the length of such Interest Period; and

            (c) Be received by Agent not later than 9:00 a.m., Dallas time, on the second Business Day preceding the first day of the specified Interest Period.

  Promptly after receiving any such election (herein called a "Rate Election") which meets the requirements of this section, Agent shall notify each Lender of the contents thereof. Each Rate Election shall be irrevocable. Borrower may make no Rate Election which does not specify an Interest Period complying with the definition of "Eurodollar Interest Period" in Section 1.1, and the aggregate amount of each Tranche elected in any Rate Election must be $1,000,000 or a higher integral multiple of $500,000. Upon the termination of each Interest Period the portion of each Loan theretofore constituting the related Fixed Rate Portion shall, unless the subject of a new Rate Election then taking effect, automatically become a part of the Base Rate Portion of such Loan and become subject to all provisions of the Loan Documents governing such Base Rate Portion. Borrower shall have no more than six Tranches or Offered Rate Portions in effect at any time.

       Section 2.7.  Advances Constituting Offered Rate
  Portions.

       (a) Borrower may from time to time request each Lender to quote an interest rate for a specified interest period (identifying the days on which such interest period is to begin and end) and a specified portion of the unpaid principal balance of (or amounts available for borrowing under) such Lender's Note; provided that no such request may be made with respect to an already existing Fixed Rate Portion unless it is to take effect at or after the termination of the Interest Period applicable to such already existing Fixed Rate portion. Any amounts so requested by Borrower must be $1,000,000 or a multiple thereof. Each such request must be made to all Lenders and may be made no later than 9:00 a.m. (Dallas time) on the day such interest period is to begin. No Lender has any obligation to make any such quotation and may do so or decline to do so (and may make quotations for interest periods and amounts different from those specified by Borrower) in its sole and absolute discretion. Any Lender which makes such a quotation, however, must do so by telecopy or telex (or by telephone notice promptly confirmed by telecopy or telex) to Borrower no later than 10:15 a.m. (Dallas time) on the day such interest period is to begin, specifying an interest rate, the amount to which such interest rate is to apply, and the days on which the related interest period is to begin and end. The rate (if any) quoted by such Lender is herein called an "Offered Rate"; the amount of the Loan to which such Offered Rate is to apply is herein called an "Offered Rate Portion" of such Loan; and the period during which such rate is to apply is herein called the related "Offered Rate Interest Period". Borrower may choose to accept or reject any such quotation in its sole and absolute discretion; to accept any such quotation Borrower must, by 11:30 a.m. (Dallas time) on the same day, give written notice (or telephonic notice promptly confirmed by telecopy, telex or letter) to the Lender making such quotation. After accepting any such quotation from a Lender, Borrower may not revoke its acceptance without the consent of such Lender, and such Lender shall in accordance with Section 2.7(d) make an Advance constituting such Offered Rate Portion. After accepting or rejecting any such quotation from any Lender, Borrower shall on the same day notify all Lenders of the terms of the quotations, if any, made by each.

       (b) Notwithstanding anything in this section to the contrary, Borrower may not, without the consent of all
  Lenders: (i) agree with any Lender on any Offered Rate Interest Period which is longer than three months, (ii) agree with any Lender for any Offered Rate Portion when any Default is continuing, or (iii) have more than six Offered Rate Portions outstanding at the same time.

       (c) For the purposes of Section 2.17 hereof, any agreement as to an Offered Rate Portion shall be deemed a "Rate Election".

       (d) Prior to or concurrently with any such Advance constituting an Offered Rate Portion under Section 2.7(a), Borrower shall deliver a Request for Advances, modified to specify the Lender who is making such Advance, and otherwise comply with the requirements of Section 2.2.

       Section 2.8.  Fees.

       (a) Facility Fee. In consideration of each Lender's commitment to make Advances, Borrower will pay to Agent for the account of each Lender a facility fee, determined on a daily basis, equal to one-quarter percent (0.25%) per annum on the greater of (a) the Borrowing Base in effect on such day, or (b) the Loan Balance on such day. The facility fee shall be due and payable in arrears on the last day of each August, November, February and May, beginning August 31, 1996, and at the termination of the Commitment Period.

       (b) Agency Fee. In addition to all other amounts due to Agent under the Loan Documents, Borrower will pay to Agent an annual agency fee pursuant to a letter agreement of even date herewith between Agent and Borrower.

       Section 2.9. Optional Prepayments. Borrower may, upon concurrent notice to Agent (which shall give each Lender prompt notice thereof), from time to time and without premium or penalty prepay the Loans, in whole or in part, so long as all partial prepayments of principal concurrently paid on the Loans are in increments of $100,000 and in an aggregate amount greater than or equal to $200,000 and so long as Borrower does not prepay any Fixed Rate Portion. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

       Section 2.10. Mandatory Prepayments. If the Loan Balance ever exceeds the Available Borrowing Base (a "Borrowing Base Deficiency"), Borrower shall, within thirty Business Days after Agent gives written notice of such fact to Borrower, either (a) make a single prepayment of the principal of the Loans in an amount at least equal to such Borrowing Base Deficiency, (b) provide additional assets to be included in the Borrowing Base with a Borrowing Base value (as determined by Agent and Lenders pursuant to Section 2.13) at least equal to such Borrowing Base Deficiency, or (c) give written notice to Agent electing to prepay the principal of the Loans in six (or fewer) installments in an aggregate amount at least equal to such Borrowing Base Deficiency; provided, that if such Borrowing Base Deficiency is greater than the aggregate principal balance of the Loans, Borrower will also, after the Loans have been paid in full, continue to make such payments as contemplated in Section 2A.6(a). Each such installment shall equal or exceed one-sixth of such Borrowing Base Deficiency; the first installment shall be paid with the giving of such notice and the subsequent installments shall be due and payable at one month intervals thereafter until the Available Borrowing Base equals or exceeds the Loan Balance. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

       Section 2.11. Payments to Lenders. Borrower will make each payment which it owes under the Loan Documents to Agent for the account of the Lender to whom such payment is owed. Each such payment must be received by Agent not later than 11:00 a.m. Dallas, Texas time, on the date such payment becomes due and payable, in lawful money of the United States of America and in immediately available funds. Any payment received by Agent after such time will be deemed to have been made on the next following Business Day. Agent will promptly remit each such payment to such Lender. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at Agent's office at NationsBank Plaza, 901 Main Street, Dallas, Dallas County, Texas. When Agent collects or receives money on account of the Obligations, Agent shall distribute all money so collected or received, and Lenders shall apply all such money they receive from Agent, as follows:

            (a) first, to the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Agent under Section 5.1(i) or (j) and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lenders shall otherwise agree);

            (b) then to the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

            (c) then to the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

            (d)  last, to the payment or prepayment of any other
       Obligations.

  All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.9 and 2.10. All distributions of amounts described in any of subsections (b), (c), or (d) above shall be made by Agent pro rata to Agent and each Lender then owed Obligations described in such subsection in proportion to all amounts owed to Agent and all Lenders which are described in such subsection; provided that if any Lender then owes payments to Agent for the purchase of a participation under Section 2A.3(c), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to Agent, to the extent of such unpaid payments, and Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

       Section 2.12. Initial Borrowing Base. During the period from the date hereof to the first Determination Date, the Borrowing Base shall be $250,000,000 and the Borrowing Base
  Reduction shall be zero.

       Section 2.13. Subsequent Determinations of Borrowing Base. By February 1 of each year (and, at the option of Borrower or Majority Lenders, a date specified by Borrower or Majority Lenders as of which the Borrowing Base shall be redetermined, provided, that Borrower shall not be entitled to request any such optional redetermination more than once during any calendar year and Majority Lenders shall not be entitled to request any such optional redetermination more than once during any calendar year), Borrower, Parent and DEOC shall furnish to Agent and each Lender all information, reports and data which Agent or any Lender has then requested concerning the Related Persons' businesses and properties (including their oil and gas properties and interests and the reserves and production relating thereto), together with the engineering report described in Section 5.1(b)(iv) which has then become due. By the March 15 following each such February 1 (or by the 30th day following receipt by Agent of any final Engineering Report delivered under Section 5.1(b)(iv) which indicates materially lower values than the preliminary report delivered under such section or pursuant to such redetermination) (or by the forty-fifth day following an optional redetermination date as specified by Borrower or Majority Lenders as set forth above), Agent shall by notice to Borrower, Parent and DEOC designate, with the concurrence of Evaluating Lenders, the new Borrowing Base for the period beginning on and including the date such written notice is sent (herein called a "Determination Date") and continuing until but not including the next date as of which the Borrowing Base is redetermined. If Borrower, Parent and DEOC do not furnish all such information, reports and data by the dates specified in the first sentence of this section, Agent may nonetheless designate the Borrowing Base at any amount which Agent determines and may redesignate the Borrowing Base from time to time thereafter until Agent receives all such information, reports and data, whereupon Agent shall designate a new Borrowing Base as described above. Agent and Lenders shall determine the amount of the Borrowing Base based upon such factors of any kind as they in their discretion deem significant.

       Section 2.14. Borrower's Designation of Borrowing Base Reduction. Borrower may, during the two Business Days following each Determination Date, designate any amount as the Borrowing Base Reduction (provided that Borrower may not thereby reduce the Available Borrowing Base below zero). To exercise such option Borrower must send notice to Agent of the amount of the Borrowing Base Reduction designated by Borrower. If Borrower does not affirmatively exercise this option by such second Business Day following any Determination Date, the Borrowing Base Reduction shall be deemed to have been designated as zero on such second Business Day. Any such designation (or deemed designation) of a Borrowing Base Reduction shall continue in effect until the next date as of which the Borrowing Base Reduction is redesignated.

       Section 2.15. Increased Cost of Fixed Rate Portions. If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

            (a) shall change the basis of taxation of payments to Agent or any Lender of any principal, interest, or other amounts attributable to any Fixed Rate
       Portion or otherwise due under this Agreement in respect of any Fixed Rate Portion or Letter of Credit (other than taxes imposed on the overall net income of Agent or such Lender or any lending office of Agent or such Lender by any jurisdiction in which Agent or such Lender or any such lending office is located); or

            (b) shall change, impose, modify, apply or deem applicable any insurance fees or premiums or any reserve, special deposit or similar requirements in respect of any Fixed Rate Portion or Letter of Credit (excluding those for which there is full compensation pursuant to adjustments made in the definition of Adjusted Eurodollar
       Rate) or against assets of, deposits with or for the account of, or credit extended by, Agent or any Lender; or

            (c) shall impose on Agent or any Lender or the interbank eurocurrency deposit market any other condition affecting any Fixed Rate Portion or Letter of Credit, the result of which is to increase the cost to Agent or any Lender of funding or maintaining any Fixed Rate Portion or of issuing any Letter of Credit or to reduce the amount of any sum receivable by Agent or any Lender in respect of any Fixed Rate Portion or Letter of Credit by an amount deemed by Agent or such Lender to be material, then Agent or such Lender shall promptly notify Borrower in writing (with a copy to Agent) of the happening of such event and (1) Borrower shall upon demand pay to Agent for the account of Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such event and (2) Borrower may elect, by giving to Agent and such Lender not less than three Business Days' notice, to convert all (but not less than all) of any such Fixed Rate Portion into a part of the Base Rate Portion.

       Section 2.16. Change of Law. If any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Lender to fund or maintain Fixed Rate Portions, or shall materially restrict the authority of Agent or any Lender to purchase, sell or take offshore deposits of dollars (i.e., "eurodollars") or to issue or participate in Letters of Credit, then Borrower's right to elect Fixed Rate Portions or to apply for Letters of Credit shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all Fixed Rate Portions (or portions thereof) which are then outstanding or are then the subject of any Rate Election and which cannot lawfully or practicably be maintained or funded shall immediately become or remain part of the Base Rate Portion of the related Loan. Borrower agrees to indemnify Agent and any such Lender and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which actually result from any such change in law, treaty, rule, regulation, interpretation or administration.

       Section 2.17.  Funding Losses.  Borrower will indemnify
  Agent and each Lender against, and reimburse Agent and each Lender on demand for, any loss or expense incurred or sustained by Agent or such Lender (including without limitation any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Fixed Rate Portions or Advances hereunder), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Fixed Rate Portion on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Rate Election, if such payment or prepayment prevents such Rate Election from becoming fully effective, (c) the failure of any Advance to be made hereunder or of any Rate Election to become effective due to any condition precedent to such Advance not being satisfied or due to any other action or inaction of any Related Person, or (d) any conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Fixed Rate Portion into a Base Rate Portion or into a different Fixed Rate Portion on a day other than the day on which the applicable Interest Period ends.

       Section 2.18.  Reimbursable Taxes; Capital Adequacy.
  Borrower covenants and agrees that, whether or not any Fixed
  Rate Portion is ever elected:

            (a) Borrower will reimburse Agent and each Lender on demand, on an after-tax basis, for all present and future income, stamp and other taxes, levies, costs and charges whatsoever actually paid by Agent or such Lender (or required to be withheld and paid on account of Agent or such Lender) in respect of any Fixed Rate Portions or Letters of Credit, excluding, however, any thereof imposed on or measured by the overall net income of Agent or any Lender or any lending office of Agent or any Lender by any jurisdiction in which Agent or any Lender or any such lending office is located (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes" in this section), and Borrower will pay directly to the appropriate authority any Reimbursable Taxes which Borrower is required to withhold and pay. Promptly after the date on which payment of any such Reimbursable Tax to be paid directly by Borrower is due or claimed to be due, Borrower will, at the request of Agent or any Lender, furnish to Agent and such Lender evidence in form and substance satisfactory to Agent and such Lender that Borrower has met its obligation under this section.

            (b) Borrower will indemnify Agent and each Lender against any loss, liability, claim or expense, including interest, penalties and legal fees, that Agent or such Lender may incur at any time arising out of or in connection with the failure of Borrower to make any reimbursement required under subsection (a) above or to make any payment, when due or claimed to be due, of Reimbursable Taxes to be withheld and paid directly by Borrower.

            (c) All payments on account of the principal of, and interest on, the Loans and the Notes, and all other amounts payable by Borrower to Agent or any Lender hereunder shall be made free and clear of and without reduction by reason of any Reimbursable Taxes, all of which will be for the account of Borrower and reimbursed or paid by Borrower.

            (d) If Borrower is ever required to reimburse or pay any Reimbursable Tax with respect to any Fixed Rate Portion, Borrower may elect, by giving to Agent and each Lender not less than three Business Days' notice, to convert all (but not less than all) of any such Fixed Rate Portion into a part of the Base Rate Portion of the related Loan, but such election shall not diminish Borrower's obligation to pay all Reimbursable Taxes.

            (e) If at any time after the date hereof, and from time to time, Agent or any Lender determines that the adoption or modification of any applicable law, rule or regulation regarding taxation, Agent's or such Lender's required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of Agent or such Lender with any of such requirements (including any interpretation at any time made with respect to any Letter of Credit, whether on, before or after the date hereof, that requires Agent or any Lender to allocate capital, maintain reserves, or take any other action or incur any cost based on an amount higher than the Drawing Amount from time to time in effect under such Letter of Credit), has or would have the effect of (a) increasing Agent's or such Lender's costs relating to the Obligations or the Letters of Credit, or (b) reducing the yield or rate of return of Agent or such Lender on the Obligations or the Letters of Credit, to a level below that which Agent or such Lender could have achieved but for such adoption, modification, interpretation or application, then Borrower shall, within 15 days after any request by Agent or such Lender, pay to Agent or such Lender such additional amounts as (in Agent's or such Lender's sole judgment, after reasonable computation) will compensate Agent or such Lender for such increase in costs or reduction in yield or rate of return. No failure by Agent or any Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Agent's or such Lender's right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges not permitted by Section 9.6.

                 ARTICLE II-A -- Letters of Credit

       Section 2A.1. Letters of Credit. Subject to the terms and conditions hereof, Borrower may during the Commitment Period request Agent to issue one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

            (a) the sum of the aggregate amount of Advances outstanding at such time plus the aggregate amount of LC
       Obligations at such time does not exceed the Available
       Borrowing Base at such time; and

            (b) the aggregate amount of LC Obligations at such time does not exceed $30,000,000; and

            (c) the expiration date of such Letter of Credit is prior to the end of the Commitment Period;

       and further provided that:

            (d) such Letter of Credit is to be used for general corporate purposes of Borrower;

            (e) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Person's Restricted Debt other than Restricted Debt permitted under Section 5.2(a)(vii);

            (f) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject Agent to any cost not anticipated on the date hereof;

            (g) the form and terms of such Letter of Credit are acceptable to Agent in its sole and absolute discretion;
       and

            (h) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

  Agent will honor any such request if the foregoing conditions
  (a) through (h) (in the following Section 2A.2 called the "LC
  Conditions") have been met as of the date of issuance of such Letter of Credit.

       Section 2A.2. Requesting Letters of Credit. Borrower must make written application for any Letter of Credit at least three Business Days before the date on which Borrower desires for Agent to issue such Letter of Credit. By making any such written application Borrower shall be deemed to have represented and warranted that the LC Conditions described in
  Section 2A.1 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Standby Letter of Credit must be made in writing in the form and substance of Exhibit H, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by Agent and Borrower). Three Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2A.1 (or if Agent otherwise desires to issue such Letter of Credit), Agent will issue such Letter of Credit at Agent's office in Dallas, Texas. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

       Section 2A.3.  Reimbursement and Participations.

       (a)  Reimbursement by Borrower.  Each Matured LC
  Obligation shall constitute a loan by Agent to Borrower.
  Borrower hereby promises to pay to Agent, or to Agent's order, on demand, the full amount of each Matured LC Obligation, together with interest thereon at the Late Payment
  Rate.

       (b) Letter of Credit Advances. If the beneficiary of any Letter of Credit presents a draft or other demand for payment thereunder then Borrower may, during the interval between the presentation thereof and the honoring thereof by Agent, request Lenders to make Advances to Borrower in the amount of such draft or demand, which Advances shall be made concurrently with Agent's payment of such draft or demand and shall be immediately used by Agent to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of
  Section 2.1 the amount of such Advances shall be considered but the amount of the Matured LC Obligation to be concurrently paid by such Advances shall not be considered.

       (c) Participation by Lenders. Agent irrevocably agrees to grant and hereby grants to each Lender, and -- to induce Agent to issue Letters of Credit hereunder -- each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from Agent, on the terms and conditions hereinafter stated and for such Lender's own account and risk, an undivided interest equal to such Lender's Percentage Share of Agent's obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by Agent thereunder. Each Lender unconditionally and irrevocably agrees with Agent that, if a Matured LC Obligation is paid under any Letter of Credit for which Agent is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Advances or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to Agent on demand, in immediately available funds at Agent's address for notices hereunder, such Lender's Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Lender's obligation to pay Agent pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to Agent pursuant to this subsection is paid by such Lender to Agent within three Business Days after the date such payment is due, Agent shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate. If any amount required to be paid by any Lender to Agent pursuant to this subsection is not paid by such Lender to Agent within three Business Days after the date such payment is due, Agent shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Late Payment Rate.

       (d) Distributions to Participants. Whenever Agent has in accordance with this section received from any Lender payment of such Lender's Percentage Share of any Matured LC Obligation, if Agent thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to Agent's demand that such Lender make such payment of its Percentage Share), Agent will distribute to such Lender its Percentage Share of the amounts so received by Agent; provided, however, that if any such payment received by Agent must thereafter be returned by Agent, such Lender shall return to Agent the portion thereof which Agent has previously distributed to it.

       (e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by Agent to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

       Section 2A.4. Letter of Credit Fees. In consideration of Agent's issuance of any Letter of Credit and each other Lender's agreement to purchase a risk participation therein, Borrower agrees to pay a letter of credit fee to Agent (for the account of the Lenders) for each Letter of Credit in the amount of the Letter of Credit Rate times the Drawing Amount for such Letter of Credit. Each letter of credit fee will be calculated on a daily basis (on the basis of a year of 360 days) based on the Drawing Amount of such Letter of Credit and the applicable Letter of Credit Rate in effect on each day and shall be payable quarterly in arrears and at the expiration or termination of such Letter of Credit. Upon receipt of such letter of credit fee for each Letter of Credit, Agent will pay to each Lender such Lender's Percentage Share of such fee. In addition, Borrower agrees to pay a fronting fee to Agent (for its own account) for each Letter of Credit, in an amount to be agreed on by Borrower and Agent for each separate Letter of Credit. Each such fronting fee will be for the account of Agent alone, and no other Lender shall have any right or interest therein.

       Section 2A.5.  No Duty to Inquire.

       (a) Drafts and Demands. Agent is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance of payment or thereafter. Agent and Lenders are under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by Agent to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrower agrees to hold Agent and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT OR ANY LENDER, provided only that neither Agent nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

       (b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Related Person, or if the amount of any Letter of Credit is increased at the request of any Related Person, the Loan
  Documents shall be binding upon all Related Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by Agent or any of Agent's correspondents in accordance with such extension, increase or other modification.

       (c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, Agent shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall Agent be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by Agent to any purported transferee or transferees as determined by Agent is hereby authorized and approved, and Borrower further agrees to hold Agent and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT OR ANY LENDER, provided only that neither Agent nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

       Section 2A.6.  LC Collateral.

       (a) LC Obligations in Excess of Available Borrowing Base. Section 2.10 requires Borrower to make certain mandatory prepayments if a Borrowing Base Deficiency exists. These payments shall be applied to the payment of the Loans and any Matured LC Obligations before being held as LC Collateral as provided below. If, however, such Borrowing Base Deficiency is greater than the unpaid balance of the Loans and any Matured LC Obligations and, after the Loans are paid in full, the remaining outstanding LC Obligations will exceed the Available Borrowing Base, then Borrower will continue to make such payments and Agent will hold the same as security for the remaining LC Obligations (all such amounts held as security for LC Obligations being herein collectively called "LC Collateral") until such LC Obligations become Matured LC Obligations, at which time such LC Collateral may be applied to such Matured LC Obligations. Neither this subsection nor the following subsection shall, however, limit or impair any rights which Agent may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including any LC Application, or any rights which Agent or Lenders may have to otherwise apply any payments by Borrower and any LC Collateral under Section 2.11.

       (b) Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 7.1 then, unless Majority Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Majority Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to Agent immediately an amount equal to the aggregate LC Obligations which are then outstanding. All amounts so paid shall first be applied to Matured LC Obligations and then held by Agent as LC Collateral until the remaining LC Obligations become MaturedSection 2A.6(b)

  LC Obligations, at which time such LC Collateral shall be applied to such Matured LC Obligations.

       (c) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by Agent in such investments as Agent may choose in its sole discretion. All interest on such investments shall be reinvested or applied to Matured LC Obligations and other past due Obligations. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower's reimbursement obligations in connection therewith have been satisfied in full, Agent shall release any remaining LC Collateral. Borrower hereby assigns and grants to Agent a continuing security interest in all LC Collateral at any time held by Agent, all investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, the Note, and the other Loan Documents. Borrower further agrees that Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

       (d) Payment of LC Collateral. When Borrower is required to provide LC Collateral for any reason and fails to do so on the day required, Agent may without notice to Borrower or any other Related Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with Agent, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall be considered past due Obligations owing hereunder, and Agent and Lenders are hereby authorized to exercise their respective rights to obtain such amounts.

           ARTICLE III -- Conditions Precedent to Lending

       Section 3.1. Documents to be Delivered. No Lender has any obligation to make its first Advance unless Agent shall have received all of the following, at Agent's office in Dallas, Texas, duly executed and delivered and in form, substance and date satisfactory to Agent:

            (a)  Each Note, the Guaranties and the Subordination
       Agreement.

            (b) An "Omnibus Certificate" of the Secretary or Assistant Secretary and of the Chairman of the Board, President, Executive Vice President or Vice President-Finance of each of Borrower, Parent and DEOC, which shall contain the names and signatures of the officers of Borrower, Parent and DEOC authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) copies of resolutions duly adopted by the Boards of Directors of Borrower, Parent and DEOC and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (ii) a copy of the charter of Borrower and all amendments thereto, certified by the appropriate official of the State of Nevada, a copy of the charter of Parent and all amendments thereto, certified by the appropriate official of the State of Oklahoma, a copy of the charter of DEOC and all amendments thereto, certified by the appropriate official of the State of Oklahoma, and
       (iii) copies of the bylaws of Borrower, Parent and DEOC.

            (c) A certificate (or certificates) of the due organization, valid existence and good standing of Borrower in the State of Nevada, issued by the appropriate official of the State of Nevada, a similar "long-form" certificate with respect to Parent in the State of Oklahoma, and a similar certificate with respect to DEOC in the State of Oklahoma.

            (d) A "Compliance Certificate" of the Chairman of the Board, President, or Executive Vice President and of the Vice President-Finance of each of Borrower, Parent and DEOC, of even date with such first Advance, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b) and (c) of
       Section 3.2.

            (e)  A favorable opinion of McAfee & Taft, A
       Professional Corporation, counsel for Borrower, Parent,
       DEOC and Avon, substantially in the form set forth in Exhibit E.

            (f)  Documents similar to those specified in
       subsections (b) and (c) of this section with respect to each Guarantor other than Parent and DEOC, including
       Avon, and the execution by it of its guaranty of Borrower's Obligations.

            (g)  Copies of any agreements, documents or
       instruments delivered by any Related Person in connection with any Subordinated Debt.

            (h)  Copies of the Subordinated Parent Indenture,
       Subordinated Parent Guarantee and any agreements, documents or instruments delivered by any Related Person in connection therewith.

            (i) A Notice of Final Agreement in the form of the attached Exhibit G.

       Section 3.2. Additional Conditions Precedent. No Lender has any obligation to make any Advance (including its first) and Agent has no obligation to issue any Letter of Credit (whether or not otherwise agreed to by Agent) unless the following conditions precedent have been satisfied:

            (a) All representations and warranties made by any Related Person in any Loan Document shall be true on and as of the date of such Advance or the date of issuance of such Letter of Credit (except to the extent that the facts upon which such representations are based have been changed by the transactions herein contemplated) as if such representations and warranties had been made as of the date of such Advance or the date of issuance of such Letter of Credit.

            (b) No Default shall exist at the date of such Advance or the date of issuance of such Letter of Credit.

            (c) Each Related Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Advance or the date of issuance of such Letter of Credit.

            (d) The making of such Advance or the issuance of such Letter of Credit shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject Agent or any Lender to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

            (e) Agent shall have received all documents and instruments which Agent has then reasonably requested, in addition to those described in Section 3.1 (including opinions of legal counsel for the Related Persons and Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of the Related Persons and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any of the Related Persons in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Agent in form, substance and date.

            (f)  All legal matters relating to the Loan
       Documents and the consummation of the transactions contemplated thereby shall be satisfactory to Thompson &
       Knight, a Professional Corporation, counsel to Agent.

            ARTICLE IV -- Representations and Warranties

       Section 4.1.  Borrower's, Parent's and DEOC's
  Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make the Loans, each of Borrower, Parent and DEOC represents and warrants to Agent and each Lender that:

            (a) No Default. Neither Borrower, Parent nor DEOC is in default in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

            (b)  Organization and Good Standing.  Each
       Restricted Person which is a corporation, partnership or business trust is duly organized, validly existing and in good standing under the laws of its state of organization or formation, having all corporate, partnership or business trust powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each such Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. Each such Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United
       States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

            (c) Authorization. Each Restricted Person which is a corporation or partnership has duly taken all corporate or partnership action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

            (d) No Conflicts or Consents. The execution and delivery by the various Related Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the articles or certificate of incorporation, bylaws, charter, or partnership agreement or certificate of any Related Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Related Person,
       (ii) result in the acceleration of any Debt owed by any Related Person, or (iii) result in or require the creation of any Lien upon any assets or properties of any Related Person except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Related Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

            (e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Related Person which is a party hereto or thereto, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or similar laws of general application relating to the enforcement of creditors' rights and as limited by general equitable principles.

            (f) Initial Financial Statements. The Initial Financial Statements fairly present the Consolidated financial position at the respective dates thereof and the Consolidated results of operations and the changes in Consolidated financial position for the respective periods thereof for each entity for which Initial Financial Statements have been provided. Since the date of such audited annual Initial Financial Statements no material adverse change has occurred in the financial condition or businesses or in Consolidated financial condition or businesses of such entity, except as reflected in the quarterly Initial Financial Statements or in the Disclosure Schedule. All Initial Financial Statements were prepared in accordance with GAAP.

            (g) Other Obligations. No Related Person has any outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is, in the aggregate, material with respect to Borrower's, Parent's or DEOC's Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in the Disclosure Schedule.

            (h) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Related Person to Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Related Person (other than industry risks normally associated with the types of businesses conducted by the Related Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Related Person (other than industry risks normally associated with the types of businesses conducted by the Related Persons) that has not been disclosed to Agent and each Lender in writing which could materially and adversely affect Borrower's, Parent's or DEOC's Consolidated properties, business, prospects or condition (financial or otherwise). There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that neither Borrower, Parent nor DEOC warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to Agent and each Lender true, correct and complete copies of any letters and documents listed in the Disclosure Schedule.

            (i) Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Related Person threatened, against any Related Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Related Person or any Related Person's stockholders, partners, directors or officers, which do or may materially and adversely affect Borrower individually or, on a Consolidated basis, Borrower, Parent or DEOC and their respective Consolidated Subsidiaries, their ownership or use of any of their assets or properties, their businesses or financial condition or prospects, or the right or ability of any Related Person to enter into the Loan Documents to which it is a party or to consummate the transactions contemplated thereby or to perform its obligations thereunder.

            (j) ERISA Liability. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and the Related Persons are in compliance with ERISA in all material respects. No Related Person is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA.

            (k)  Names and Places of Business.  Neither
       Borrower, Parent nor DEOC has, during the preceding five years, been known by or used any other corporate, partnership or fictitious name, except as disclosed in the Disclosure Schedule. Except as otherwise indicated in the Disclosure Schedule, the chief executive office and principal place of business of Borrower, Parent and DEOC are located at the address of Borrower set out in
       Section 9.3 hereof.

            (l) Subsidiaries. Neither Borrower, Parent nor DEOC (i) has any Subsidiary which has assets of $1,000,000 or more, or (ii) owns any stock in any other corporation or association which is not a Subsidiary, except as listed in the Disclosure Schedule. No Related Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule and associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships. As of the date hereof each of Parent, Borrower and DEOC owns, directly or indirectly, the equity interest in each of its Subsidiaries which is indicated in the Disclosure Schedule.

            (m) Title to Properties. Each Restricted Person has defensible title to all of its properties and assets, free and clear of all Prohibited Liens and of all impediments to the use of such properties and assets in such Restricted Person's business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed.

       Section 4.2. Representation by Lenders. Each Lender hereby represents that it will acquire its Note for its own account in the ordinary course of its commercial lending business; however, the disposition of such Lender's property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents.

        ARTICLE V -- Covenants of Borrower, Parent and DEOC

       Section 5.1. Affirmative Covenants. Each of Borrower, Parent and DEOC warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise in writing:

            (a) Payment and Performance. Each of Borrower, Parent and DEOC will pay all amounts owed by it under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents. Each of Borrower, Parent and DEOC will cause the other Related Persons to observe, perform and comply with every such term, covenant and condition.

            (b)  Books, Financial Statements and Reports.   Each
       Related Person will at all times maintain full and accurate books of account and records. Borrower, Parent and DEOC will maintain and will cause their respective Subsidiaries to maintain a standard system of accounting and will furnish the following statements and reports to Agent and each Lender at Borrower's, Parent's or DEOC's expense:

                 (i)  As soon as available, and in any event
            within 105 days after the end of each Fiscal Year, complete Consolidated financial statements of Parent, together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, based on an audit using generally accepted auditing standards, by KPMG Peat Marwick, or other independent certified public accountants selected by Parent and acceptable to Agent, stating that such Consolidated financial statements have been so prepared. These Consolidated financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in stockholders' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, within 105 days after the end of each Fiscal Year Parent will furnish to Agent and each Lender a certificate in the form of Exhibit D signed by the President, Executive Vice President or Vice President-Finance of Borrower, of Parent and of DEOC, stating that such financial statements are accurate and complete, stating that he has reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the provisions of Sections 5.2(a)(iv), (j) and (k), and further stating that there is no condition or event at the end of such Fiscal Year or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

                 (ii) As soon as available, and in any event
            within 45 days after the end of each Fiscal
            Quarter:

                      (A) a Consolidated and consolidating
                 balance sheet and income statement of Parent, as at the end of such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments;

                      (B) a Consolidated statement of cash flows
                 of Parent for the period from the beginning of the then current Fiscal year to the end of such Fiscal Quarter, in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments; and

                      (C) a certificate in the form of Exhibit D
                 signed by the President, Executive Vice
                 President or Vice President-Finance of
                 Borrower, of Parent and of DEOC, stating that such financial statements are accurate and complete, stating that he has reviewed the Loan Documents, containing all calculations required to be made by Borrower or Parent to show compliance or non-compliance with the provisions of Sections 5.2(a)(iv), (j) and (k), and further stating that there is no condition or event at the end of such Fiscal Quarter or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

                 (iii)     Promptly upon their becoming
            available, copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its stockholders or partners and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the Securities and Exchange Commission or any similar governmental authority, including any information or estimates with respect to Parent's oil and gas business (including its exploration, development and production activities) which are required to be furnished in Parent's annual report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (such required information and estimates being called the "SEC Estimates" in the immediately following subsection (iv)).

                 (iv) By February 1 of each year, a preliminary
            version, and by March 14 of each year a final version, of an engineering report prepared as of the preceding December 31 by LaRoche & Associates, or other independent petroleum engineers chosen by Parent and acceptable to Majority Lenders, concerning oil and gas properties and interests owned by Borrower, Parent or DEOC constituting approximately eighty percent (80%) of the total oil and gas reserve value of all oil and gas properties and interests owned by Borrower, Parent and the other Guarantors which have attributable to them proved oil or gas reserves, together with an engineering report prepared by Borrower's, Parent's and the other Guarantors' in-house engineering staff concerning all other oil and gas properties and interests owned by Borrower, Parent and the other Guarantors not evaluated by such engineers which have attributable to them proved oil or gas reserves. Each such Engineering Report shall distinguish among proved developed producing reserves, proved developed non-producing reserves, and proved undeveloped reserves, shall contain sufficient information to enable Parent to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the Securities and Exchange Commission, shall be in form and substance satisfactory to Agent, shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report, and shall contain a detailed analysis (herein called the "SEC Case") from which can be derived the SEC Estimates referred to in the immediately preceding subsection (iii).

                 (v) By August 15 of each year, a supplemental engineering report prepared by Borrower's, Parent's and DEOC's in-house engineering staff as of the preceding July 1, using assumptions incorporated in the most recent SEC Case furnished under the immediately preceding subsection (iv), as to the five oil and gas properties or interests (units, fields and/or leases) owned by Borrower, Parent or DEOC with the greatest oil and gas reserve value, containing information and analysis comparable in scope to that contained in the most-recent Engineering Report delivered pursuant to the immediately preceding subsection (iv).

                 (vi) As soon as available, and in any event
            within 45 days after the end of each Fiscal Quarter, a report describing the gross volume of production and sales attributable to production during such Fiscal Quarter from all properties described in the final Engineering Report most recently furnished under subsection (b)(iv) above or in any more recent supplemental Engineering Report furnished under subsection (b)(v) above, and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such Fiscal Quarter. By August 15 of each year Borrower, Parent and DEOC shall provide a detailed report of all such items of information, on a lease or unit basis for the oil and gas properties or interests contained in the most-recent supplemental Engineering Report delivered pursuant to the immediately preceding subsection (v), for the six month period ending on the preceding June 30.

                 (vii)     As soon as available, and in any
            event within 45 days after the end of each Fiscal Quarter, a report showing for the then current Fiscal Year all transfers of Proved Properties.

            (c) Other Information and Inspections. Each of Borrower, Parent and DEOC will, and will cause each Restricted Person to, furnish to Agent any information which Agent may from time to time request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the Restricted Persons' businesses and operations. Each Restricted Person will permit representatives appointed by Agent, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect any of such Restricted Person's property during normal office hours, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Agent or its representatives to investigate and verify the accuracy of the information furnished to Agent in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. Each of Agent and Lenders agrees that it will take all reasonable steps to keep confidential any information given to it by any Restricted Person, provided, however, that this restriction shall not apply to information which (i) has at the time in question entered the public domain, (ii) is required to be disclosed by law or by any order, rule or regulation (whether valid or invalid) of any court or governmental agency or authority, (iii) is disclosed to Agent or any Lender or any of their respective examiners, Affiliates, auditors, attorneys or agents (which Affiliates, auditors, attorneys, and agents shall be deemed bound by the restrictions of this sentence), (iv) is furnished to prospective successor Agents or to purchasers or prospective purchasers of participations or interests in the Loans or the Notes (provided that any such Persons who are not Affiliates of a Lender have agreed to be bound by the restrictions of this sentence), or (v) is disclosed in connection with enforcement of the Loan Documents during the continuance of a Default.

            (d)  Notice of Material Events and Change of
       Address. Each of Borrower, Parent and DEOC will promptly notify Agent and each Lender (i) of any material adverse change in Borrower's or DEOC's individual financial condition or in Parent's Consolidated financial condition, (ii) of the occurrence of any Default, (iii) of the acceleration of the maturity of any Debt owed by any Related Person or of any default by any Related Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default might have a material adverse effect upon Borrower's or DEOC's individual financial condition or upon Parent's Consolidated financial condition, (iv) of any material adverse claim (or any claim of $1,000,000 or more) asserted against any Related Person or with respect to any Related Person's properties, (v) of the occurrence of any Termination Event, and (vi) of the filing of any suit or proceeding against any Related Person in which an adverse decision could have a material adverse effect upon Borrower's or DEOC's individual financial condition, business, or operations or upon Parent's Consolidated financial condition, business or operations. Upon the occurrence of any of the foregoing the Restricted Persons will take all necessary or appropriate steps to remedy promptly any such material adverse change, Default or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower, Parent and DEOC will also notify Agent in writing at least twenty Business Days prior to the date that any Related Person which is a party to any Loan Document changes its name or the location of its chief executive office.

            (e) Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition and in compliance with all applicable laws, rules and regulations, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

            (f) Maintenance of Existence and Qualifications. Each Restricted Person which is a corporation, partnership or business trust will maintain and preserve its corporate, partnership or business trust existence and its rights and franchises in full force and effect and will qualify to do business as a foreign corporation, partnership or business trust in all states or jurisdictions where required by applicable law.

            (g) Payment of Trade Debt, Taxes, etc. Each Restricted Person will (i) timely file all required tax returns; (ii) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (iii) within thirty days after the same becomes due pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (iv) pay and discharge when due all other Debt now or hereafter owed by it; and
       (v) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any such Debt so long as it is in good faith contesting the validity thereof by appropriate proceedings and it has set aside on its books adequate reserves therefor to the extent required by GAAP.

            (h) Insurance. Each Restricted Person will keep or cause to be kept adequately insured by financially sound and reputable insurers, its surface equipment and other property of a character usually insured by similar Persons engaged in the same or similar businesses. Each Restricted Person shall at all times maintain (1) adequate insurance against fire, casualty and any other hazards normally insured against, and (2) adequate insurance against its liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers.

            (i) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrower will pay all reasonable costs and expenses (including attorneys' fees but excluding normal overhead) (i) of Agent in connection with the preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (ii) of any Person in connection with the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document,
       (iii) of Agent in connection with the borrowings hereunder and other action reasonably required in the course of administration hereof, and (iv) of Agent or any Lender in connection with the defense at any time of the Loan Documents and the Obligations, or, after the occurrence of a Default, in connection with the enforcement of the Loan Documents and the Obligations or the defense of Agent's or such Lender's exercise of its rights in respect thereof.

            (j) Performance on Restricted Person's Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, fees, or other amounts it is required to pay under any Loan Document, Agent may pay the same, and shall use its best efforts to notify Borrower prior to making any such payment; provided, however, that any failure by Agent to so notify Borrower shall not limit or otherwise impair Agent's ability to make any such payment. Borrower shall immediately reimburse Agent for any such payments and each amount paid by Agent shall constitute an Obligation owed hereunder and shall bear interest at the Late Payment Rate from the date such amount is paid by Agent until the date such amount is repaid to Agent.

            (k) Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including those relating to pollution and other environmental matters).

            (l) Evidence of Compliance. Each Restricted Person will furnish to Agent and each Lender at such Restricted Person's or Borrower's expense all evidence which Agent or Majority Lenders from time to time reasonably request, including the forms of evidence and assurance described in Section 3.2(e), as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Related Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

       Section 5.2. Negative Covenants. Each of Borrower, Parent and DEOC warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise in writing:

            (a) Limitation on Debt. No Restricted Person will in any manner owe or be liable for Restricted Debt except:

                 (i)  the Obligations;

                 (ii) operating lease or capital lease
            obligations (excluding oil, gas or mineral leases) entered into in the ordinary course of the Restricted Persons' businesses in arm's length transactions at competitive market rates under competitive terms and conditions in all respects, provided that the obligations required to be paid in any Fiscal Year under any such operating and capital leases do not in the aggregate exceed $4,000,000 for all Restricted Persons;

                 (iii) Approved Additional Debt, provided, however, that the sum of (A) the Loan Balance, plus
            (B) the aggregate outstanding principal balance of the Approved Additional Debt shall at no time exceed the sum of (C) the Available Borrowing Base then in effect, plus (D) $10,000,000;

                 (iv) obligations:

                      (1)  under "take-or-pay" contracts to
                 deliver gas from specified properties in consideration of advance payments therefor, provided that, if the aggregate amount of such obligations of the Restricted Persons is $500,000 or more at the end of any Fiscal Quarter, the amount of each such obligation which is $100,000 or more, and the aggregate amount of all such obligations which are less than $100,000 (together with a list of the properties which give rise to such obligations), must be disclosed on each quarterly officers' certificate delivered under
                 Section 5.1(b)(ii)(C); and

                      (2)  resulting from an "over-produced"
                 status under gas balancing arrangements, provided that, if the aggregate amount of the Restricted Persons' net over-production (i.e., over-production less under-production) is 500,000 mcf or more at the end of any Fiscal Quarter, the amount of each item of over-production which is 100,000 mcf or more, the aggregate amount of all such items which are less than 100,000 mcf, and the aggregate amount of all offsetting under-production rights (together with a list of the properties which give rise to such obligations and rights) must be disclosed on each quarterly officers certificate under Section 5.1(b)(ii)(C);

                 (v)  Debt owed among Borrower, Parent and
            Guarantors that is subordinated to the Obligations pursuant to the Subordination Agreement (herein called "Subordinated Debt");

                 (vi) guaranties by one Restricted Person of
            Debt owed by another Restricted Person, if such Debt either (1) is not Restricted Debt, or (2) is allowed under subsections (i), (ii), (iv) or (v) of this subsection 5.2(a);

                 (vii)     Debt of the Restricted Persons for
            plugging and abandonment bonds or for letters of credit issued by any Lender in place thereof which are required by regulatory authorities in the area of operations, and Debt of the Restricted Persons for other bonds or letters of credit issued by any Lender which are required by such regulatory authorities with respect to other normal oil and gas operations;

                 (viii)    obligations under the Subordinated
            Parent Indenture, the Subordinated Parent Debentures and the Subordinated Parent Guarantee;

                 (ix) non-recourse Restricted Debt as to which
            neither Borrower nor Parent nor any Guarantor (A) provides any guaranty or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Restricted Debt) or (B) is directly or indirectly liable (as a guarantor or otherwise); provided, that after giving effect to such Restricted Debt outstanding from time to time, Borrower is not in violation of Sections 5.2(j) and (k);

                 (x) Debt arising under forward, future, swap or hedging contracts permitted pursuant to Section
            5.2(n);

                 (xi) miscellaneous items of Restricted Debt not
            described in subsections (i) through (x) of this subsection (a) which do not in the aggregate (taking into account all such Restricted Debt of all Restricted Persons) exceed $2,000,000 at any one time outstanding; provided, that after giving effect to such Restricted Debt outstanding from time to time, Borrower is not in violation of Sections 5.2(j) and (k).

            (b) Limitation on Liens. No Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires, except:

                 (i) operators' liens under customary operating agreements, statutory Liens for taxes, statutory mechanics' and materialmen's Liens, and other similar statutory Liens, provided such Liens secure only Debt which is not delinquent or which is being contested as provided in Section 5.1(g);

                 (ii) Liens on any oil and gas properties which
            neither have developed reserves (producing or non-producing) properly attributable thereto nor are otherwise held under lease by production of other reserves;

                 (iii)     Liens on the Restricted Persons'
            office facilities;

                 (iv) Liens to secure the Obligations;

                 (v) Liens securing Subordinated Debt permitted under Section 5.2(a)(v);

                 (vi) Liens on property securing Debt permitted
            under Section 5.2(a)(ix) incurred to finance the purchase price of such property and not secured by other property (except for such property and receivables, contract rights and similar intangibles related thereto and the proceeds thereof); and

                 (vii)     Liens described in Section
            5.2(n)(i)(B) to secure Debt arising under forward, future, swap or hedging contracts permitted pursuant to Section 5.2(n)(i).

       No Restricted Person will allow the filing or continued existence of any financing statement describing as collateral any assets or property of such Restricted Person, other than financing statements which describe only collateral subject to a Lien permitted under this section and which name as secured party or lessor only the holder of such Lien.

            (c) Limitation On Intercompany Transfers. No Restricted Person will engage in any transaction with any other Restricted Person or Unrestricted Person which involves the transfer of assets by a Restricted Person in any manner (whether by loan, purchase, dividend, capital contribution, or otherwise) except (to the extent not otherwise prohibited hereunder or under the other Loan Documents) as follows:

                 (i) Borrower, Parent and the other Guarantors may make loans among one another, Borrower and each Guarantor other than Parent may pay dividends to Borrower, Parent or any other Guarantor, and Parent, Borrower and the other Guarantors may make capital contributions to or purchase additional shares of capital stock in Borrower and Guarantors, all without limit, provided that no Default exists immediately before or immediately after such transaction;

                 (ii) Borrower, Parent and the other Guarantors
            may make loans or capital contributions to, purchase shares of common stock from, or otherwise provide funds to Restricted Persons (other than Borrower, Guarantors and Devon Trust) and Unrestricted Persons, provided that (A) the aggregate amount of all such loans (excluding any such loans which have at the time in question been repaid) may at no time in the aggregate exceed $1,000,000 with respect to all such Restricted Persons and Unrestricted Persons, (B) the aggregate amount of all such capital contributions, purchases of shares, and other provisions of funds (excluding loans and excluding capital contributions consisting of newly issued or treasury stock of Parent) shall be included within and must not exceed the $1,000,000 annual limit on investments set out in Section 5.2(f)(ii), and (C) any Restricted Person or Unrestricted Person who receives $1,000,000 or more in any one or more such transactions (whether as a loan, capital contribution, purchase, or otherwise) from either or both of Borrower and Parent must become a Guarantor to the extent provided in Section 6.2;Section 5.2(c)(iii)

                 (iii)     Any Restricted Person other than
            Parent may pay dividends to its shareholders so long as the full amount of such dividends is received (either directly or through a series of concurrent transactions) by any or all of Borrower, Parent, or the other Guarantors;

                 (iv) The Restricted Persons may sell (and pay
            for) goods and services to each other, at fair prices obtainable in arm's-length transactions with third parties, in transactions which do not involve the payment of cash or cash equivalents by Borrower or Parent to any Person other than each other; and

                 (v) Parent may pay quarterly interest payments on the Subordinated Parent Debentures to Devon Trust, pursuant to the express terms thereof, and Devon Trust may pay quarterly cash dividends to the holders of the Devon Trust Securities pursuant to the express terms thereof, provided that both immediately before and immediately after any such proposed interest payment and dividend payment, Parent is in compliance with Section 5.2(k) and no Default under Section 7.1(a), 7.1(f) or 7.1(h) is continuing.

       In addition to the foregoing, Borrower, Parent and the other Guarantors may, without regard to the $1,000,000 limit referred to in subsection (ii)(B) of this section, acquire interests from unaffiliated third parties in corporations or limited partnerships who thereby become (or already are) Subsidiaries of Parent, provided that
       (1) no such corporation or limited partnership may be designated as an Unrestricted Person, (2) Borrower or a Guarantor must acquire directly more than 50% (by vote) of the voting stock of any corporation so acquired, and
       (3) Borrower or a Guarantor must acquire directly 100% of the general partner interests in any limited partnership so acquired.

            (d) Limitation on Distributions and Repurchases; Dividends and Redemptions. Except as permitted in
       Section 5.2(c) or in the last sentence of this subsection, no Restricted Person will otherwise declare or pay any dividends on, or make any distribution or other payment in respect of, any class of its capital stock or any partnership or other interests in it, nor will any Restricted Person directly or indirectly make, cause or permit any capital contribution to or purchase, redeem, acquire or retire any shares of the capital stock of or partnership interests or other interests in any Related Person (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the capital stock of any Related Person, or agree to do any of the foregoing. Each Restricted Person may declare and pay to any Persons dividends payable only in its common or preferred stock, so long as Parent's direct or indirect interest in any of its Subsidiaries is not thereby reduced. In addition to the foregoing, Parent may declare and pay to any Persons quarterly cash dividends on the common stock of Parent, provided that, immediately prior to and immediately after the payment of such cash dividends (i) Parent is in compliance with Section 5.2(k) and (ii) no Borrowing Base Deficiency exists. In addition to the foregoing, Parent may spend up to $25,000,000 in the aggregate to purchase, redeem, acquire or otherwise retire shares of the capital stock of Parent, provided that both immediately before and immediately after any such proposed repurchase (i) no Default is continuing and (ii) no Borrowing Base Deficiency exists.

            (e) Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person, except that (i) any Related Person which is a Subsidiary of Parent (other than Borrower) may be consolidated with Borrower, Parent or any other Guarantor so long as Borrower, Parent or a Guarantor is the surviving entity and (ii) any Subsidiaries of Parent (other than Borrower) may merge or consolidate with or into each other so long as the surviving entity is a Guarantor. No Restricted Person (other than Parent and Devon Trust) will issue any additional shares of its capital stock, additional partnership interests or other securities or any options, warrants or other rights to acquire such additional shares, partnership interests or other securities except to a Restricted Person of which such issuer is already directly or indirectly a Subsidiary and only to the extent not otherwise forbidden under the terms hereof. Devon Trust will not issue any securities except common securities to Parent and the Devon Trust Securities. Borrower and each Guarantor other than Parent will at all times remain wholly-owned direct or indirect Subsidiaries of Parent, Parent will at all times own all of the outstanding common securities of Devon Trust, and no Restricted Person will allow any diminution of Borrower's or any Guarantor's interest (direct or indirect) therein. Parent will not issue or have outstanding any securities other than its common or preferred stock and the Subordinated Parent Debentures.

            (f) Limitation on Investments and New Businesses. Other than as permitted in Section 5.2(c), no Restricted Person will (i) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of its present oil and gas businesses and operations, or (ii) make any acquisitions of or capital contributions to or other investments in any Persons in excess of $1,000,000 in the aggregate in any Fiscal Year. Notwithstanding the foregoing, so long as no Borrowing Base Deficiency exists, the Restricted Persons may make:

                 (A) investments in direct obligations of, or
            obligations guaranteed by the full faith and credit of, the United States of America, maturing in twelve months or less from the date of acquisition thereof by such Restricted Person,

                 (B) demand deposits, and time deposits
            (including certificates of deposit) maturing within one year from the date of deposit thereof, with a domestic office (1) of Agent or any Lender or the Bank of Oklahoma, N.A., or (2) of any bank or trust company organized under the laws of the United
            States of America or any State therein, provided that (a) the full amount of each such deposit in such bank or trust company is insured by the Federal Deposit Insurance Corporation or (b) such bank or trust company has capital, surplus and undivided profits aggregating at least $50,000,000,

                 (C) investments in (1) publicly traded debt
            securities with an original term of 270 days or less or (2) interest bearing securities issued to the public by banks, associated entities or similar institutions, which can be put to the issuer at the investor's unconditional option within one month after acquisition, so long as in each case such securities have a credit rating of at least A-1 from Standard & Poor's Corporation or P-1 from Moody's Investors Service, Inc.

            (g) Limitation on Credit Extensions. Except as allowed under clauses (A), (B) or (C) of the immediately preceding subsection (f), no Restricted Person will extend credit, make advances or make loans other than (i) normal and prudent extensions of credit by any Related Person to its own customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (ii) loans permitted under Section 5.2(c), and (iii) other loans by Borrower or Guarantors to any Persons who are not Related Persons, provided that aggregate principal balance of all such loans does not exceed $250,000 at any time outstanding.

            (h) Limitation on Sales of Property. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of (in this section, "transfer") any of its assets or properties or any interest therein except that the following may be transferred in arms'-length transactions:

                 (i) properties and assets which are not used or useful in the exploration, production, processing, transportation or refining of oil or gas;

                 (ii) inventory (including oil and gas
            production or seismic data) which is sold in the ordinary course of business;

                 (iii)     equipment which is not used or useful
            in the operation or maintenance of Proved
            Properties;

                 (iv) oil and gas properties (or portions
            thereof) which are not Proved Properties, and Proved Properties to which no proved developed producing reserves or proved developed non-producing reserves are attributed, provided that such Proved Properties are farmed out to Persons other than Affiliates of Borrower and not otherwise transferred; and

                 (v)  Proved Properties, provided that (A) no
            Default is continuing at the time of such proposed transfer, (B) no Borrowing Base Deficiency exists, and (C) the aggregate prices received from all transfers of Proved Properties (including such proposed transfer but excluding farmouts under subsection (iv) immediately above) by all Restricted Persons during any Fiscal Year does not exceed
            $25,000,000.

       Borrower will furnish to Agent and each Lender the report regarding transfers made pursuant to the above subsection 5.2(h)(v) as set forth in subsection 5.1(b)(vii). No Restricted Person will sell, transfer or otherwise dispose of capital stock of any of Parent's Subsidiaries except that any Subsidiary of Parent (other than Borrower) may sell or issue its own capital stock to the extent not otherwise prohibited hereunder. No Restricted Person will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except to the extent expressly permitted under the Loan Documents.

            (i) Fiscal Year. No Related Person will change its fiscal year.

            (j) Working Capital and Current Ratio. The ratio of Parent's Consolidated current assets to Parent's Consolidated current liabilities (excluding deferred taxes) will never be less than 1.00 to 1.00. For purposes of this subsection: (a) up to $15,000,000 of an aggregate amount of the unused portion of (I) the Available Borrowing Base which is available for borrowing at the time in question and (II) any long-term credit facility at Bank of Oklahoma, N.A. which is available for borrowing at the time in question without violation of
       Section 5.2(a), will be considered a current asset, and
       (b) Borrower's Consolidated current liabilities will be calculated without including any payments of principal on the Notes which are required to be repaid within one year from the time of calculation. For purposes of the foregoing, all accrued interest payments on the Subordinated Parent Debentures and all dividend payments on the Devon Trust Securities shall (without duplication) be deemed to be and shall be included in Parent's Consolidated current liabilities as defined by GAAP.

            (k)  Tangible Net Worth.  Parent's Consolidated
       Tangible Net Worth will never be less than:

                 (i)  $310,000,000, plus

                 (ii) seventy-five percent (75%) of Parent's
            Cumulative Consolidated Net Income (beginning May 1, 1996 as set forth in the definition thereof), to the extent Parent's Cumulative Consolidated Net Income is greater than zero, plus

                 (iii)     one hundred percent (100%) of the
            proceeds (net only of costs of sale) from any issuance after April 30, 1996 of any shares of Parent's common or preferred stock or any other securities, other than the Subordinated Parent Debentures (including any options, warrants or other rights to acquire such stock) which Parent issues after such date, provided that Parent shall comply with the provisions of Section 5.2(e) hereof in connection with any such issuance.

       As used in this subsection:

            "Parent's Consolidated Debt" means all Consolidated liabilities and similar balance sheet items of Parent, together with all other contingent and indirect liabilities (including without limitation any guaranties) of Parent or any of Parent's Subsidiaries which are of a character required to be included in Parent's audited Consolidated annual financial statements described in
       Section 5.1(b)(i), other than deferred taxes. Notwithstanding the foregoing, for the purposes of determining "Parent's Consolidated Debt", the outstanding principal amount of the Subordinated Parent Debentures shall not be included.

            "Parent's Consolidated Tangible Net Worth" means (A) all Consolidated assets of Parent, other than intangible assets (including without limitation as intangible assets such assets as patents, copyrights, licenses, franchises, goodwill, trade names, trade secrets and leases other than oil, gas or mineral leases or leases required to be capitalized under GAAP), plus (B) the amount spent by Parent, if any, to purchase, redeem, acquire or otherwise retire shares of the capital stock of Parent as provided in Section 5.2(d), minus (C) Parent's Consolidated Debt and deferred taxes. For the purposes of determining "Parent's Consolidated Tangible Net Worth", no adjustments shall be made to the book value of Parent's Consolidated oil and gas assets which would otherwise be required after March 31, 1992 pursuant to the limitation on capitalized costs contained in Regulation Section 210.4-10(i)(4) of the Securities and Exchange Commission.

            (l) Amendment of Contracts; ERISA Plans. No Related Person will amend or permit any amendment of any agreement, document or instrument delivered in connection with the Subordinated Debt, the Subordinated Parent Debentures or the Devon Trust Securities without the written consent of Majority Lenders. No Related Person will amend or permit any amendment to any contract which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Agent or any Lender under or acquired pursuant to any Loan Documents. No Related Person will incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA.

            (m) Devon Trust; Devon Trust Securities. Devon Trust shall exist for the exclusive purposes of (A) issuing the Devon Trust Securities, (B) investing the gross proceeds of the Devon Trust Securities in the Subordinated Parent Debentures and (C) engaging in only those other activities necessary or incidental thereto. Parent shall exercise its option to defer interest payments on the Subordinated Parent Debentures rather than default on such interest payments. Devon Trust shall not be dissolved without prior written notice by Parent to Majority Lenders. Devon Trust shall not redeem the Devon Trust Securities prior to their stated maturity, and Parent shall not prepay or redeem the Subordinated Parent Debentures prior to their stated maturity, unless both immediately before and immediately after any such proposed prepayment or redemption, Parent is in compliance with Section 5.2(k) and no Default under
       Section 7.1(a), 7.1(f) or 7.1(h) is continuing.

            (n) Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any forward, future, swap or hedging contract, unless such contracts qualify under GAAP as a hedge of oil and gas production, floating rate Debt or foreign currency needs (and not as a speculative investment), such contracts are entered into in the ordinary course of the Restricted Persons' businesses, and

                 (i)  if such contracts are entered into with
            the purpose and effect of fixing prices on oil or gas expected to be produced by the Restricted
            Persons:

                 (A)  such contracts for any single month
                 (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Agent) do not, in the aggregate, cover amounts greater than seventy-five percent (75%) of the Related Persons' aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of the Restricted Persons' businesses for such month;

                 (B) such contracts do not require any Related Person to provide any Lien to secure Borrower's obligations thereunder, other than Liens on cash or cash equivalents in an aggregate amount not more than $10,000,000; and

                 (C) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is Agent, any Lender or any of their Affiliates) at the time the contract is made has long-term obligations rated AA or better by Standard & Poor's Corporation or Aa2 or better by Moody's Investors Service, Inc. or is an investment grade-rated industry participant.

                 As used in this subsection (iii), the term
                 "Projected Oil and Gas Production" means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Restricted Person which have attributable to them proved oil or gas reserves, as such production is projected in the most recent Engineering Report delivered pursuant to Section 5.1(b)(iv), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such Engineering Report and after adding projected production from any properties or interests that had not been reflected in such Engineering Report but that are reflected in a separate or supplemental Engineering Report meeting the requirements of such Section 5.1(b)(iv) above and otherwise are satisfactory to Agent.

                 (ii) if such contracts are entered into with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, the aggregate notional amount of such contracts never exceeds the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, and the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract.

     Section 5.3. Investing Subsidiary. Each of Borrower, Parent and DEOC warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise in writing:

          (a) So long as it exists, Investing Subsidiary shall be and at all times will remain a wholly-owned Subsidiary of Borrower;

          (b) Borrower shall make no equity investments in, loans to, or other transfers of assets to Investing Subsidiary, except that Borrower may make stock purchases or capital contributions from time to time which are in cash and which do not in the aggregate (including Borrower's original investment in Investing Subsidiary and all investments thereafter, but excluding previous investments of capital which are returned to Borrower) exceed (i) $15,000,000 or (ii) with the prior consent of Majority Lenders, $25,000,000;

          (c)  Notwithstanding Section 5.2(a), Investing
     Subsidiary shall not in any manner owe or be liable for Restricted Debt of any type, whether to Related Persons or otherwise, except for any guaranty of the Obligations which may hereafter be requested by Agent;

          (d) The sole business of Investing Subsidiary, if any, shall be the purchase, holding, and sale of debt or equity securities of one or more Portfolio Companies (provided that Investing Subsidiary may temporarily invest cash not required to be returned to Borrower under subsection (f) below in investments permitted under the second sentence of
     Section 5.2(f));

          (e) No assets of Investing Subsidiary shall be counted as current assets in any calculations under Section 5.2(j);

          (f) Whenever Investing Subsidiary has assets with a book value in excess of $5,000,000 (excluding unrealized appreciation), and such assets consist in whole or in part of cash received from anyone other than Borrower, such cash
     (to the extent it does not exceed such excess) may not be reinvested by Investing Subsidiary but must be promptly dividended or otherwise distributed to Borrower;

          (g) Investing Subsidiary shall be a Restricted Person for all purposes under this Agreement, including without limitation Sections 5.2(b) and 6.2, and Borrower will cause Investing Subsidiary to give a guaranty of such part of the Obligations as Agent may in its discretion at any time request as contemplated in Section 6.2; and

     Lenders hereby agree that, notwithstanding Sections 5.1(b), 5.1(c), 5.2(c), 5.2(f), 6.2 or any other provisions of this
  Agreement: (1) Investing Subsidiary need not give a guaranty as contemplated in Section 6.2 until requested to do so by Agent, and (2) no Related Person shall be required to identify Investing Subsidiary or any Portfolio Company to Lenders except to the limited extent provided in the following sentence. Borrower will identify Investing Subsidiary (but not any Portfolio Company) in connection with any guaranty hereafter given by Investing Subsidiary or any security interest hereafter given by Borrower in Borrower's stock in Investing Subsidiary, but Agent and Lenders shall take all reasonable efforts to keep the knowledge of such identity to the minimum number of Persons needed to effectuate such guaranty or security interest. The investments permitted under this section shall not count against the $1,000,000 limit on equity investments contained in Section 5.2(f)(ii), nor may investments be made in Investing Subsidiary or in Portfolio Companies under Sections 5.2(c) or 5.2(f) in addition to those provided for in this section. As indicated in Section 5.3(d) above, Investing Subsidiary may buy and sell debt and equity securities of Portfolio Companies in its discretion. Borrower and Lenders acknowledge and agree that Lenders, in good faith, have not relied upon the debt or equity securities of Portfolio Companies as collateral in extending or maintaining this particular credit.

                ARTICLE VI -- Guaranties and Offset

     Section 6.1. Bank Accounts; Offset. To secure the repayment of the Obligations, each of Borrower, Parent and the other Guarantors hereby grants to Agent and each Lender a security interest, a lien, and a right of offset, each of which shall be upon and against all right, title, and interest of any Restricted Person in (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower, Parent and the other Guarantors now or hereafter held or received by or in transit to Agent or such Lender from or for the account of Borrower, Parent or any other Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower, Parent or any other Guarantor with Agent or such Lender, and
  (c) any other credits and claims of Borrower, Parent or any Guarantor at any time existing against Agent or such Lender, including claims under certificates of deposit. Upon the occurrence of any Default, each of Agent and Lenders is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower, Parent or any other Guarantor, any and all items hereinabove referred to against the Obligations (whether or not such Obligations are then due and payable). To the extent that Borrower, Parent or any other Guarantor have accounts designated as royalty or joint interest owner accounts, the foregoing security interest, lien and right of offset shall not extend to funds in such accounts which belong to, or otherwise arise from payments to Borrower, Parent or any other Guarantor for the account of, third party royalty or joint interest owners.

     Section 6.2. Guaranties of Subsidiaries. Each Related Person (other than Borrower, Parent, the other Guarantors, or Devon Trust) which is now existing or is created, acquired or comes into existence after the date hereof and which after the date hereof receives loans or capital contributions from or has other debt or equity investments made in it by one or more Restricted Persons in an aggregate amount of $1,000,000 or more, shall, upon request by and at the discretion of Agent, promptly execute and deliver to Agent for the benefit of Agent and Lenders an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Agent in form and substance. Borrower, Parent and each other Guarantor will cause each such Related Person to deliver to Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Agent and its counsel that such Related Person has taken all corporate or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute. Notwithstanding the foregoing, if any Related Person not wholly owned (directly or indirectly) by Parent would violate a duty to its minority interest owners by becoming a Guarantor, such Related Person need not become a Guarantor and Parent will instead, if requested by Agent, give (or cause to be given) a first security interest (under documents in form and substance acceptable to Agent) in its entire ownership interest in such Related Person to Agent for the benefit of Lenders.

     Section 6.3. Guarantors' Right of Setoff. Insofar as any Guarantor (other than Parent), Parent and Borrower are concerned, any payment by any such Guarantor under its guaranty of the Obligations shall be deemed to be a repayment of, and shall be set off against (i) first, any intercompany loans made by Parent to such Guarantor, and (ii) second, any intercompany loans made by Borrower to such Guarantor.

           ARTICLE VII -- Events of Default and Remedies

     Section 7.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

          (a) Any Related Person fails to pay any Obligation when due and payable, whether at a date for the payment of a fixed installment or contingent or other payment to Agent or a Lender or as a result of acceleration or otherwise;

          (b) Any "default", "event of default", "Default" or "Event of Default" occurs under any Loan Document (other than this Agreement) which defines any such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;Section 7.1(c)

          (c) Any Related Person fails (other than as referred to in subsections (a) and (b) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure is not remedied within the applicable Grace Period;

          (d) Any representation or warranty previously, presently or hereafter made in or in writing by or on behalf of any Related Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, and the represented or warranted facts do not become true and correct within the applicable Grace Period;

          (e) Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant (i) to Borrower, (ii) to Parent, DEOC or any other Guarantor, or (iii) to Borrower and its subsidiaries on a Consolidated basis, to Parent and its subsidiaries on a Consolidated basis, or to DEOC and its subsidiaries on a Consolidated basis, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

          (f) Any Related Person (i) fails to duly pay any Debt constituting principal or interest owed by it with respect to borrowed money or money otherwise owed under any note, bond, or similar instrument, including without limitation the Subordinated Parent Debentures, the Subordinated Parent Indenture, the Subordinated Parent Guarantee and the Devon Trust Securities, or (ii) fails to pay when the same becomes due and payable any other Debt in excess of $100,000 (other than trade payables outstanding in compliance with
     Section 5.1(g)(iii)), or (iii) breaches or defaults in the performance of any agreement or instrument by which any Debt described in the preceding clauses (i) or (ii) is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

          (g) Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) in excess of $100,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, provided, pursuant to Section 412(c)(10) of the Internal Revenue Code of 1986, as amended, any contribution for an ERISA Plan year made during the period set forth in Section 412(c)(10) shall be deemed to have been made on the last day of such ERISA Plan year, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $100,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

          (h)  Any Related Person:

               (i) suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such case commenced against it which remains undismissed for a period of thirty days; or

               (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

               (iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or any substantial part of its property in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is consented to, requested by, or acquiesced to by it; or

               (iv) suffers the entry against it of a final judgment for the payment of money in excess of $1,000,000, unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within said period and a stay of execution pending such appeal is obtained; or

               (v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its property, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside;

          (i) Any material adverse change occurs in Borrower's Consolidated financial condition or businesses or operations, in Parent's Consolidated financial condition or businesses or operations, or in DEOC's Consolidated financial condition or businesses or operations, and such adverse change is not remedied within the applicable Grace Period;

          (j) any Person (or syndicate or group of Persons which is deemed a "person" for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires more than thirty percent (30%) of the outstanding stock of Parent having ordinary voting power (disregarding changes in voting power based on the occurrence of contingencies) for the election of directors, or during any period of twelve successive months a majority of the Persons who were directors of Parent at the beginning of such period cease to be directors of Parent; and

  Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii) or (h)(iii) of this section with respect to Borrower, Parent or DEOC, all of the Obligations shall thereupon become immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or other notice or declaration of any kind, all of which are hereby expressly waived by Borrower, Parent and DEOC and each Restricted Person who at any time guaranties, ratifies or approves this Agreement. During the continuance of any other Event of Default, and with the consent of Majority Lenders, Agent may at any time and from time to time (unless all Defaults have theretofore been remedied) without notice to Borrower or any Guarantor declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or other notice or declaration of any kind, all of which are hereby expressly waived by Borrower, Parent and DEOC and each Restricted Person who at any time guaranties, ratifies or approves this Agreement. After any such acceleration neither Agent nor any Lender shall have any obligation to make any further Advances or Loans of any kind under any agreement with any Restricted Person. The term "Grace Period" as used herein with respect to an Event of Default for which a Grace Period is specifically provided shall mean the period beginning on the date of the related Default and ending thirty days after written notice of such Default is given by Agent to Borrower, provided that such period shall be reduced to two days if Borrower has not previously given written notice of such Default to Agent and Lenders as required in Section 5.1(d).

     Section 7.2. Remedies. If any Default shall occur and be continuing, Agent and Lenders may protect and enforce their rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Agent and Lenders may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon Agent or Lenders under any Loan Document shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the other Loan Documents or at law or in equity.

                       ARTICLE VIII -- Agent

     Section 8.1. Appointment and Authority. Each Lender hereby irrevocably authorizes Agent, and Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Agent to Lenders is only that of one commercial bank acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute Agent a trustee or other fiduciary for any holder of any of the Notes or of any participation therein nor to impose on Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Agent, Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lenders in so acting or refraining from acting) upon the instructions of Majority Lenders (including itself), provided, however, that Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable law. Upon receipt by Agent from Borrower, Parent or DEOC of any communication calling for action on the part of Lenders or upon notice from any Lender to Agent of any Default or Event of Default, Agent shall promptly notify each Lender thereof.

     Section 8.2. Agent's Reliance, Etc. Neither Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower, Parent or DEOC), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Related Person or to inspect the property (including the books and records) of any Related Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of the Related Persons and the Lenders in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

     Section 8.3.  Lenders' Credit Decisions.  Each Lender
  acknowledges that it has, independently and without reliance upon Agent or any other Lender, made its own analysis of Borrower, Parent and DEOC and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

     Section 8.4. Indemnification. Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender's Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts, and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Agent growing out of, resulting from or in any other way associated with any of the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein. The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by Agent or any of its officers, agents, attorneys, employees or representatives, provided only that no Lender shall be obligated under this section to indemnify Agent for that portion, if any, of any liabilities and costs which is proximately caused by (and attributed under any applicable principles of comparative fault to) Agent's own individual gross negligence or willful misconduct, as determined in a final judgment. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for such Lender's Percentage Share of any out-of-pocket expenses (including without limitation fees of attorneys, accountants, and other experts and advisors) incurred by Agent in connection with the preparation, execution, administration, or enforcement of, or advice in respect of rights and responsibilities under, the Loan Documents, all as reasonably allocated by Agent, to the extent that Agent is not reimbursed for such expenses by Borrower as provided in such section. As used in this section the term "Agent" shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

     Section 8.5. Rights as Lender. In its capacity as a Lender, Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Agent. Agent may accept deposits from, lend money to, act as Trustee under indentures of, and generally engage in any kind of business with any of the Related Persons or their Affiliates, all as if it were not Agent hereunder and without any duty to account therefor to any other Lender.

     Section 8.6. Sharing of Set-Offs and Other Payments. Each of Agent and Lender agrees that if it shall, whether through the exercise of rights of banker's lien, set off, or counterclaim against Borrower, Parent or DEOC or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Agent under Section 2.11, causes Agent or such Lender to have received more than it would have received had such payment been received by Agent and distributed pursuant to Section
  2.11, then (i) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause Agent and all Lenders to share all payments as provided for in Section 2.11, and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that Agent and all Lenders share all payments of Obligations as provided in Section 2.11; provided, however, that nothing herein contained shall in any way affect the right of Agent or any Lender to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.
  Each of Borrower, Parent and DEOC expressly consent to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights or banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery together with interest, if any, if interest is required pursuant to court order to be paid on account of the possession of such funds prior to such recovery.

  Notwithstanding anything herein to the contrary, no Lender shall be obligated to take any action described in this section which would cause such Lender to purchase a participation in any Offered Rate Portion of a second Lender's Loan or which would otherwise obligate such first Lender to share in any loss or delay caused by an Offered Rate Portion of a second Lender's Loan not being paid when due.

     Section 8.7. Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Lenders, Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Agent for distribution to Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.

     Section 8.8. Benefit of Article VIII. The provisions of Sections 8.1 through 8.7 are intended solely for the benefit of Agent and Lenders, and no Related Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against Agent or any Lender. Agent and Lenders may amend such provisions as they desire without the consent of Borrower, Parent or DEOC.

     Section 8.9. Resignation. Agent may resign at any time by giving written notice thereof to Lenders, Borrower, Parent and DEOC. Each such notice shall set forth the date of such resignation. Upon any such resignation Borrower may, with the written concurrence of Lenders whose aggregate Percentage
  Shares equal or exceed fifty percent (50%), designate a successor Agent. If within fifteen days after the date of such resignation Borrower makes no such designation or such written concurrence is not given, Majority Lenders shall have the right to appoint a successor Agent. A successor must be appointed for any retiring Agent, and such Agent's resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Agent's resignation, no successor Agent has been appointed and has accepted such appointment, then the retiring Agent may appoint a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder the provisions of this Article VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                    ARTICLE IX -- Miscellaneous

     Section 9.1.  Waivers and Amendments; Acknowledgements.

          (a) Waivers and Amendments. No failure or delay by Agent or any Lender in exercising any right, power or remedy which Agent or such Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Agent or such Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Related Person shall in any case of itself entitle any Related Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed: (i) if such party is Borrower, Parent or DEOC, by such party, (ii) if such party is Agent, by Agent, and (iii) if such party is a Lender, by such Lender or by Agent on behalf of Lenders with the written consent of Majority Lenders (or without further consent than that already provided herein in the circumstances provided in
     Section 9.7). Notwithstanding the foregoing or anything to the contrary herein, Agent shall not, without the prior consent of all Lenders, execute and deliver on behalf of Lenders any waiver or amendment which would: (i) waive any of the conditions specified in Article III (provided that Agent may in its discretion withdraw any request it has made under Section 3.2(e)), (ii) increase the Maximum Loan Amount of any Lender or subject any Lender to any additional obligations, (iii) reduce any fees hereunder, or the principal of, or interest on, the Notes, (iv) postpone any date fixed for any payment of any fees hereunder, or principal of, or interest on, the Notes, (v) amend the definitions herein of "Majority Lenders" or "Evaluating Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Agent, Lenders or any of them to take any particular action under the Loan Documents, or (vi) release Borrower from its obligation to pay the Notes or Parent or DEOC from its guaranty of such payment.

          (b) Acknowledgements and Admissions. Each of Borrower, Parent and DEOC hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement,
     (iii) neither Agent nor any Lender has made any such representation, covenant or undertaking to Borrower, Parent or DEOC pursuant to any such Loan Document, (iv) there are no representations, warranties, covenants, undertakings or agreements by Agent or any Lender as to the Loan Documents except as expressly set out herein or therein, (v) neither Agent nor any Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (vi) the relationship pursuant to the Loan Documents between Borrower, Parent and DEOC, on one hand, and Agent and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vii) no partnership or joint venture exists with respect to the Loan Documents between any of Borrower, Parent, DEOC, Agent and Lenders, (viii) Agent is not Borrower's, Parent's or DEOC's Agent, but Agent for Lenders,
     (ix) should an Event of Default or Default occur or exist Agent and each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (x) without limiting any of the foregoing, Borrower, Parent and DEOC are not relying upon any representation by Agent or any Lender, or any representative thereof, and no such representation has been made, that Agent or any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action with respect to any such Event of Default or Default or any other term of the Loan Documents, and (xi) Agent and all Lenders have relied upon the truthfulness of the foregoing acknowledgements in deciding to execute and deliver this Agreement and to accept the Notes.

     Section 9.2. Survival of Agreements; Cumulative Nature. All of the Related Persons' various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Lenders and all of Lenders' obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered by any Related Person to Agent or Lenders under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower, Parent and DEOC under this Agreement. The representations, warranties, indemnities, and covenants made by the Related Persons in the Loan Documents, and the rights, powers, and privileges granted to Agent and Lenders in the Loan Documents, are cumulative, and, except for express waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Agent or any Lender of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

     Section 9.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Agent may give telephonic notices to Lenders), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy or telex, by expedited delivery service with proof of delivery, or by registered or certified mail, postage prepaid, to Borrower and the Related Persons at the address of Borrower specified on the signature pages hereto and to Agent and the other Lenders at their addresses specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of expedited personal delivery or delivery service, as of the date of first attempted delivery at the address provided herein, (b) in the case of telecopy or telex, upon receipt, or
  (c) in the case of registered or certified mail, three days after deposit in the mail; provided, however, that no Request for Advances or Rate Election shall become effective until actually received by Agent.

     Section 9.4. Joint and Several Liability; Parties in Interest; Purchases of Notes. All Obligations which are incurred by two or more Related Persons shall be their joint and several obligations and liabilities. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Related Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of Majority Lenders. Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender, nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to Agent and all Lenders, such purchaser shall not be entitled to any rights of Agent or a Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

     SECTION 9.5.  GOVERNING LAW; WAIVER OF JURY TRIAL; ETC.  THE
  LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS AND
  INSTRUMENTSSection 9.5

  MADE UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW RULES) AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A LOAN DOCUMENT. CHAPTER 15 OF TEXAS REVISED CIVIL STATUTES ANNOTATED ARTICLE 5069 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR TO THE NOTES. EACH OF BORROWER, PARENT AND DEOC HEREBY IRREVOCABLY SUBMITS ITSELF AND EACH OTHER RESTRICTED PERSON TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT OR ANY OF THE RESTRICTED PERSONS IN ANY LEGAL PROCEEDING RELATING TO THE LOAN DOCUMENTS OR THE OBLIGATIONS IN ACCORDANCE WITH ANY APPLICABLE PROVISIONS OF TEXAS LAW GOVERNING SERVICE OF PROCESS. EACH OF BORROWER, PARENT, DEOC, AGENT AND LENDERS HEREBY (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY TRANSACTION SUBJECT TO THE TEXAS DECEPTIVE TRADE PRACTICE ACT OR GOVERNED BY CHAPTER 6, 6A OR 7 OF THE TEXAS CONSUMER CREDIT CODE; (C) CERTIFIES THAT NEITHER AGENT NOR ANY LENDER NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY OF THEM HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT AGENT AND LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

     Section 9.6. Limitation on Interest. Agent, Lenders, the Related Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such

   68800 05582 CORP 127213



  Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Related Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Agent and Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Agent or any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Agent's or such Lender's or holder's option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Agent, Lenders and the Related Persons (and any other payors thereof) shall to the greatest extent permitted under applicable law,
  (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Texas Revised Civil
  Statutes Annotated article 5069-1.04, that ceiling shall be the indicated rate ceiling. As used in this section the term
  "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

     Section 9.7. Optional Termination. In its sole and absolute discretion Borrower may -- at any time that no Obligations are owing hereunder -- elect in a written notice delivered to Agent to terminate this Agreement. Upon receipt by Agent of such a notice, if such requirements are then satisfied, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder, provided that any waivers made in the Loan Documents, any Obligations under Sections 2.15 through 2.18 and any obligations which any Person may have to indemnify or compensate Agent or any Lender shall survive such termination. At the request and expense of Borrower, Agent and Lenders shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

     Section 9.8. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan
  Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section 9.9. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and
  the same Agreement.    IN WITNESS WHEREOF, this Agreement is
  executed as of the date first written above.

                             DEVON ENERGY CORPORATION (NEVADA)


                             By:
                               H.R. Sanders, Jr., Executive Vice President

                             Address:

                             20 North Broadway, Suite 1500
                             Oklahoma City, Oklahoma 73102
                             Attention:  Vice President-Finance

                             Telephone:  (405) 235-3611
                             Telecopy:   (405) 236-4258
                             Telex:  910-831-3277


                             DEVON ENERGY CORPORATION


                             By:
                               H.R. Sanders, Jr., Executive Vice President


                             DEVON ENERGY OPERATING CORPORATION


                             By:
                               H.R. Sanders, Jr., Executive Vice President


  Maximum                    NATIONSBANK OF TEXAS, N.A.,
  Loan Amount                Agent and Lender


  $120,000,000               By:
                               Dale T. Wilson, Vice President

                             Address:

                             303 West Wall Street
                             Midland, Texas  79702
                             Attention:  Energy Finance Division

                             Telephone: (915) 685-2193
                             Telecopy:  (915) 685-2009

                             With a copy to:

                             NationsBank Plaza
                             901 Main St., 64th Floor
                             Dallas, Texas  75202
                             Attention:  Energy Finance Division

                             Telephone: (214) 508-1254
                             Telecopy:  (214) 508-1285
                             Telex:   163542


  Maximum                    BANK ONE, TEXAS, N.A., Lender
  Loan Amount


  $72,000,000                By:
                               Michael W. Mitchell, Senior Vice President

                             Address:

                             400 Bank One Center
                             1717 Main Street
                             Dallas, Texas 75201
                             Attention: Energy Group

                             Telephone: (214) 290-2609
                             Telecopy:  (214) 290-2627
                             Telex:  163102

  Maximum                    BANK OF MONTREAL, Lender
  Loan Amount


  $72,000,000                By:
                               Michael P. Stuckey, Director

                             Address:

                             700 Louisiana, Suite 4400
                             Houston, Texas  77002

                             Telephone: (713) 546-9771
                             Telecopy:  (713) 223-4007

  Maximum                    FIRST UNION NATIONAL BANK
  Loan Amount                OF NORTH CAROLINA, Lender



  $36,000,000                By:
                               Michael J. Kolosowsky, Vice President

                             Address:

                             1001 Fannin, Suite 2255
                             Houston, Texas  77002

                             Telephone: (713) 650-8764
                             Telecopy:  (713) 650-6354